                                                                    Exhibit 99.2




                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES







                        CONSOLIDATED FINANCIAL STATEMENTS

                                       AND

      MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS





           FOR THE FISCAL YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

When we make statements in the attached document about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the matters described in the attached document, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     . state and federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     . the outcome of pending lawsuits, governmental proceedings and investigations;

     . the effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     .   liquidity concerns in our markets;

     . the successful and timely completion of our construction projects, as well as the successful start-up of completed projects;

     .   our pursuit of potential business strategies;

     . the timing and extent of changes in commodity prices and interest rates;

     . the availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     . weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     . financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     . the creditworthiness or bankruptcy or other financial distress of our counterparties;

     .   actions by rating agencies with respect to us or our competitors;

     .   acts of terrorism or war;

     .   the availability and price of insurance;

     .   political, legal, regulatory and economic conditions and developments;
         and

     .   the successful operation of deregulating power markets.

Each forward-looking statement speaks only as of the date of the attached document and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

         The attached document is being provided for informational purposes only and should not be relied upon for making any investment decision.

                                TABLE OF CONTENTS

                           ORION POWER HOLDINGS, INC.

Consolidated Financial Statements of Orion Power Holdings, Inc. and Subsidiaries:

Independent Auditors' Reports ..................................................................................  1

Consolidated Balance Sheets as of December 31, 2001 and 2002 ...................................................  4

Statements of Consolidated Operations for the Years Ended December 31, 2000 and 2001 and for the
     periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through
     December 31, 2002 .........................................................................................  5

Statements of Consolidated Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended
     December 31, 2000 and 2001 and for the periods from January 1, 2002 through February 19, 2002 and
     February 20, 2002 through December 31, 2002 ...............................................................  6

Statements of Consolidated Cash Flows for the Years Ended December 31, 2000 and 2001 and for the
     periods from January 1, 2002 through February 19, 2002 and February 20, 2002  through
     December 31, 2002 .........................................................................................  7

Notes to Consolidated Financial Statements .....................................................................  8



Financial Statement Schedules of Orion Power Holdings, Inc.:

     Independent Auditors' Report .............................................................................. 43

     Condensed Balance Sheets as of December 31, 2001 and 2002 ................................................. 44

     Condensed Statements of Operations for the Years Ended December 31, 2000 and 2001 and for the
         periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through
         December 31, 2002 ..................................................................................... 45

     Condensed Statements of Cash Flows for the Years Ended December 31, 2000 and 2001 and for the
         periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through
         December 31, 2002 ..................................................................................... 46

     Notes to Condensed Financial Statements ................................................................... 47

Management's Narrative Analysis of Financial Condition and Results of Operations ............................... 48

INDEPENDENT AUDITORS' REPORT

To the Management Committee of
Orion Power Holdings, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Orion Power Holdings, Inc. and subsidiaries (the Company) as of December 31, 2002, and the related statements of consolidated operations, stockholders' equity and comprehensive income (loss), and cash flows for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the 2002 financial statements based on our audit. The consolidated financial statements and the financial statement schedules of the Company as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and stated that such 2000 and 2001 financial statement schedules, when considered in relation to the 2000 and 2001 basic consolidated financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their reports dated February 19, 2002 (which report on the consolidated financial statements includes an explanatory paragraph concerning the adoption of a new accounting principle in
2001).

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and the results of its operations and its cash flows for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002.

As discussed above, the consolidated financial statements of the Company as of December 31, 2001, and for the years ended December 31, 2000 and 2001 were audited by other auditors who have ceased operations. Such financial statements and financial statement schedules have been revised to give effect to the following transitional disclosures, expanded disclosures and reclassifications:

     . As discussed in Note 5, the Company has presented the transitional disclosures for 2000 and 2001 as required by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). We audited the adjustments described in Note 5 that were applied to revise the 2000 and 2001 financial statements to include the transitional disclosures required by SFAS No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosure in Note 5 with respect to 2000 and 2001 included (1) comparing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill and intangible assets no longer being amortized as a result of initially applying SFAS No. 142 (including any related tax effects) to the Company's underlying analysis obtained from management and (2) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income and the related earnings per share amounts.

     . As discussed in Note 4, the Company has presented selected financial information and unaudited pro forma information for 2001 as if the acquisition had occurred on January 1, 2001. We audited the expanded disclosures and our procedures included (1) comparing the previously reported revenues and net income to the previously issued financial statements and (2) agreeing the expanded pro forma disclosure amounts to the Company's underlying analysis obtained from management.

     . The financial statements have also been revised to give effect to the following reclassifications: (1) in Notes 2(e) and 5, for 2001 the Company has reclassified air emission regulatory allowances and the related accumulated amortization from net property, plant and equipment to net intangibles, (2) in Note 2(b), for the 2000 and 2001 financial statements the Company has presented gains and losses on derivative instruments net in revenues rather than separately and has also presented purchased power separately from fuel expense, (3) for the 2000 and 2001 cash flow statements, the Company has presented amortization of deferred financing fees separately, (4) in the schedule summarizing the activities affecting accumulated other comprehensive loss in Note 6, the Company has presented the 2001 amounts net of tax rather than gross with tax amounts shown on a separate line item and (5) in Note 2(g), for 2000 and 2001 the Company presented the capitalized interest for each year rather than the cumulative capitalized interest included in the balance sheet as of December 31, 2000 and December 31, 2001.

        We audited these reclassifications that were applied to revise the 2000 and 2001 financial statements and financial statement schedules to conform to the presentation of such amounts in the 2002 financial statements and financial statement schedules. Our audit procedures with respect to the 2000 and 2001 amounts included (1) comparing the previously reported tabular presentation of each amount to a reconciliation schedule prepared by management, (2) testing the mathematical accuracy of the underlying analysis and (3) determining the reclassifications were consistent with the 2002 financial statement presentation.

In our opinion, the transitional disclosures, expanded disclosures and reclassifications to the 2000 and 2001 financial statements and disclosures described above have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2000 and 2001 financial statements or financial statement schedules of the Company other than with respect to such transitional disclosures, expanded disclosures and reclassifications and, accordingly, we do not express an opinion or any form of assurance on the 2000 and 2001 financial statements taken as a whole.

Our audit was conducted for the purpose of forming an opinion on the 2002 basic consolidated statements taken as a whole. The 2002 financial statement schedules listed in the Table of Contents on page iii are presented for the purpose of additional analysis and are not a required part of the 2002 basic consolidated financial statements. These schedules are the responsibility of the Company's management. Such schedules have been subjected to the auditing procedures applied in our audit of the 2002 basic consolidated financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the 2002 basic consolidated financial statements taken as a whole.

DELOITTE & TOUCHE, LLP
Houston, Texas
March 31, 2003 (April 11, 2003 as to the ninth paragraph of Note 12)

     The following is a copy of a report previously issued by Arthur Andersen LLP (Andersen). The report has not been reissued by Andersen. As discussed in note 5, "Goodwill, Other Intangibles and Contractual Obligations", the Company has presented the transitional disclosures for 2000 and 2001 required by SFAS No. 142. Additionally, as discussed in note 2(e), "Summary of Significant Accounting Policies - Property, Plant and Equipment and Depreciation Expense", and in note 5, "Goodwill, Other Intangibles and Contractual Obligations," for 2001 the Company has reclassified air emissions regulatory allowances and the related accumulated amortization from net property, plant and equipment to net intangibles. As discussed in note 2(b), "Summary of Significant Accounting Policies -Reclassifications and Use of Estimates and Market Risk and Uncertainties", for the 2000 and 2001 financial statements and the 2001 pro forma adjustment discussed in note 4, "Acquisitions" the Company has presented gains and losses on derivative instruments net in revenues rather than separately and we have also presented purchased power separately from fuel expense. In note 6, "Derivatives, Market and Credit Risks" amounts presented for 2001 for accumulated other comprehensive loss are presented after-tax rather than pre-tax as previously presented. For the 2000 and 2001 cash flow statements, the Company has presented amortization of deferred financing fees separately from depreciation and amortization. In note 2(g), for 2000 and 2001, we presented capitalized interest for each year rather than the cumulative capitalized interest included in the balance sheet as of December 31, 2000 and 2001. The Andersen report does not extend to these changes to the 2000 and 2001 consolidated financial statements.

Report of Independent Public Accountants

To Orion Power Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Orion Power Holdings, Inc. (a Delaware corporation) and subsidiaries (Orion Power) as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Orion Power's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orion Power Holdings, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 6 to the financial statements, effective January 1, 2001, Orion Power changed its method of accounting for derivative financial instruments.

/s/  Arthur Andersen LLP

Vienna, Virginia
February 19, 2002

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                                                                                    Former Orion       Current Orion
                                                                                    ------------       -------------
                                                                                  December 31, 2001  December 31, 2002
                                                                                  -----------------  -----------------
                                   Assets
Current assets:
  Cash and cash equivalents.......................................................    $   183,719        $     7,400
  Restricted cash.................................................................        336,714            199,830
  Accounts receivable, net of allowance for bad debts of $1,631 and $1,939........        134,113            112,535
  Income taxes receivable.........................................................              -             47,364
  Inventories and supplies........................................................         58,969             61,152
  Accumulated deferred income taxes...............................................          3,754             53,095
  Derivative assets...............................................................         13,472              8,762
  Prepaid insurance and property taxes............................................         16,750             14,535
   Other current assets...........................................................          5,794             12,496
                                                                                      -----------        -----------
Total current assets..............................................................        753,285            517,169
                                                                                      -----------        -----------
Property, plant and equipment, net................................................      3,259,294          3,784,627
Other assets:
  Derivative assets...............................................................         11,563              7,286
  Other intangibles, net of accumulated amortization of $20,825 and $53,389.......        157,333            434,899
  Goodwill, net of accumulated amortization of $857 at December 31, 2001 and
    accumulated impairment of $337,500 at December 31, 2002.......................        101,972            986,037
  Deferred financing fees, net of accumulated amortization of $30,084 and $1,455..         37,762             25,808
  Other...........................................................................          7,089              6,279
                                                                                      -----------        -----------
Total other assets................................................................        315,719          1,460,309
                                                                                      -----------        -----------
Total assets......................................................................    $ 4,328,298        $ 5,762,105
                                                                                      ===========        ===========

                    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................................................................    $    76,336        $    44,937
  Payable to affiliates, net......................................................              -              7,930
  Accrued expenses................................................................         26,432             35,898
  Accrued interest................................................................         17,276             18,800
  Deferred revenue................................................................          1,875                  -
  Current portion of long-term debt and short-term borrowings.....................      1,614,334            454,244
  Derivative liabilities .........................................................          3,090             25,479
                                                                                      -----------        -----------
Total current liabilities                                                               1,739,343            587,288
                                                                                      -----------        -----------
Long-term debt....................................................................        870,000          1,724,095
Other liabilities:
   Accumulated deferred income taxes .............................................          1,204            385,628
   Derivative liabilities.........................................................         88,634             27,153
   Contractual obligations........................................................              -             85,715
   Other..........................................................................         47,487             80,393
                                                                                      -----------        -----------
Total other liabilities...........................................................        137,325            578,889
                                                                                      -----------        -----------
Total liabilities.................................................................      2,746,668          2,890,272
                                                                                      -----------        -----------
Commitments and contingencies (see note 12)
Stockholders' equity:
  Common stock, $.01 par value; 200,000,000 shares authorized; 103,648,909 shares issued and outstanding at December 31, 2001 and $1.00 par value;
    1,000 shares authorized, issued and outstanding at December 31, 2002..........          1,037                  1
  Additional paid-in capital......................................................      1,503,891          3,152,701
  Deferred compensation...........................................................         (1,763)                 -
  Notes receivable from officers..................................................         (3,736)                 -
  Accumulated other comprehensive loss............................................        (51,061)           (23,453)
  Retained earnings (deficit).....................................................        133,262           (257,416)
                                                                                      -----------        -----------
Total stockholders' equity........................................................      1,581,630          2,871,833
                                                                                      -----------        -----------
Total liabilities and stockholders' equity........................................    $ 4,328,298        $ 5,762,105
                                                                                      ===========        ===========

               See Notes to our Consolidated Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                (Thousands of Dollars, except per share amounts)

                                                                   Former Orion                         Current Orion
                                            ---------------------------------------------------------  -----------------
                                                                                     January 1, 2002   February 20, 2002
                                                Year Ended         Year Ended            through            through
                                            December 31, 2000   December 31, 2001   February 19, 2002  December 31, 2002
                                            -----------------   -----------------   -----------------  -----------------
Operating revenues ........................   $   957,569         $  1,190,299          $  122,408       $  1,022,043

Operating expenses:
Fuel ......................................       325,591              420,176              43,282            334,748
Purchased power ...........................       112,172               50,257               3,232             56,574
Operations and maintenance ................        97,607              129,413              22,419            155,110
General, administrative and development ...        37,082               58,315              86,188             41,416
Impairment of goodwill ....................             -                    -                   -            337,500
Taxes other than income taxes .............        60,751               57,388               8,576             57,013
Depreciation and amortization .............       103,196              137,932              25,530            136,605
Buyout of operations and maintenance
  contracts with related party ............        19,000                    -                   -                  -
                                              -----------         ------------          ----------       ------------
Total operating expenses ..................       755,399              853,481             189,227          1,118,966
                                              -----------         ------------          ----------       ------------

Operating income (loss) ...................       202,170              336,818             (66,819)           (96,923)

Interest income ...........................        15,281               21,529               1,101              7,112

Interest expense ..........................      (168,670)            (202,825)            (25,067)          (127,515)
                                              -----------         ------------          ----------       ------------

Income (loss) before income taxes .........        48,781              155,522             (90,785)          (217,326)

Income tax expense (benefit) ..............        20,242               54,919             (38,611)            40,090
                                              -----------         ------------          ----------       ------------

Net income (loss) .........................   $    28,539         $    100,603          $  (52,174)      $   (257,416)
                                              ===========         ============          ==========       ============

Earnings per average common share:
  Basic ...................................   $      0.46         $       1.02
                                              ===========         ============
  Diluted .................................   $      0.44         $       0.97
                                              ===========         ============

               See Notes to our Consolidated Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
 STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                  (Thousands of Dollars, except share amounts)

                                                                                                                      Accumulated
                                                                          Additional                      Notes           Other
                                                   Common Stock            Paid-In       Deferred      Receivable    Comprehensive
                                            -------------------------
                                               Shares        Amount        Capital     Compensation   From Officers       Loss
                                            ------------   ----------    ------------  ------------   -------------  -------------
Former Orion
------------
Balance, December 31, 1999................    36,162,629   $      362    $    393,416   $    (1,811)   $      (671)  $          -
Sale of common stock, net of fees.........    56,933,297          569         851,250             -         (5,001)             -
Distribution to stockholders..............             -            -         (17,050)            -              -              -
Deferred compensation.....................             -            -           2,851        (2,851)             -              -
Amortization of deferred compensation.....             -            -               -         1,303              -              -
Change in notes receivable from officers..             -            -               -             -           (244)             -
Net income................................             -            -               -             -              -              -

   Comprehensive income...................
                                            ------------   ----------    ------------   -----------    -----------   ------------
Balance, December 31, 2000................    93,095,926          931       1,230,467        (3,359)        (5,916)             -
Sale of common stock, net of fees.........    10,552,983          106         272,497             -              -              -
Change in notes receivable from officers..             -            -               -             -          2,180              -
Amortization of deferred compensation.....             -            -               -         1,596              -              -
Tax benefit - exercise of stock options...             -            -             927             -              -              -
Cumulative effect of adoption of SFAS No.
   133, net of tax of $26 million.........             -            -               -             -              -        (33,330)
Net deferred loss from cash flow hedges,
   net of tax.............................             -            -               -             -              -        (17,731)
Net income................................             -            -               -             -              -              -

   Comprehensive income...................
                                            ------------   ----------    ------------   -----------    -----------   ------------
Balance, December 31, 2001................   103,648,909        1,037       1,503,891        (1,763)        (3,736)       (51,061)
Exercise of stock options.................                                        491             -              -              -
Change in notes receivable from officers..             -            -               -             -          3,736              -
Amortization of deferred compensation.....             -            -               -         1,763              -              -
Net deferred loss from cash flow hedges,
   net of tax.............................             -            -               -             -              -         (2,344)
Net loss..................................             -            -               -             -              -              -

   Comprehensive loss.....................                                                                                      -
                                            ------------   ----------    ------------   -----------    -----------   ------------
Balance, February 19, 2002................   103,648,909        1,037       1,504,382             -              -        (53,405)
Purchase accounting adjustment............  (103,648,909)      (1,037)     (1,504,382)                                     53,405

==================================================================================================================================
Current Orion
-------------
Purchase allocation.......................         1,000            1       2,963,801             -              -              -
Contributions from stockholder............             -            -         188,900             -              -              -
Net deferred loss from cash flow hedges,
   net of tax of $16.6 million............             -            -               -             -              -        (23,453)
Net loss..................................             -            -               -             -              -              -

   Comprehensive loss.....................
                                            ------------   ----------    ------------   -----------    -----------   ------------
Balance, December 31, 2002................         1,000   $        1    $  3,152,701   $         -    $         -   $    (23,453)
                                            ============   ==========    ============   ===========    ===========   ============

                                            Retained         Total
                                            Earnings     Stockholders'   Comprehensive
                                            (Deficit)        Equity       Income (Loss)
                                           ------------  -------------   --------------
Former Orion
------------
Balance, December 31, 1999................ $      4,120   $    395,416
Sale of common stock, net of fees.........            -        846,818
Distribution to stockholders..............            -        (17,050)
Deferred compensation.....................            -              -
Amortization of deferred compensation.....            -          1,303
Change in notes receivable from officers..            -           (244)
Net income................................       28,539         28,539    $    28,539
                                                                          -----------
   Comprehensive income...................                                $    28,539
                                           ------------   ------------    ===========
Balance, December 31, 2000................       32,659      1,254,782
Sale of common stock, net of fees.........            -        272,603
Change in notes receivable from officers..            -          2,180
Amortization of deferred compensation.....            -          1,596
Tax benefit - exercise of stock options...            -            927
Cumulative effect of adoption of SFAS No.
   133, net of tax of $26 million.........            -        (33,330)   $   (33,330)
Net deferred loss from cash flow hedges,
   net of tax.............................            -        (17,731)       (17,731)
Net income................................      100,603        100,603        100,603
                                                                          -----------
   Comprehensive income...................                                $    49,542
                                           ------------   ------------    ===========
Balance, December 31, 2001................      133,262      1,581,630
Exercise of stock options.................            -            491
Change in notes receivable from officers .            -          3,736
Amortization of deferred compensation.....            -          1,763
Net deferred loss from cash flow hedges,
   net of tax.............................            -         (2,344)   $    (2,344)
Net loss..................................      (52,174)       (52,174)       (52,174)
                                                                          -----------
   Comprehensive loss.....................                                $   (54,518)
                                           ------------   ------------    ===========
Balance, February 19, 2002................       81,088      1,533,102
Purchase accounting adjustment............      (81,088)    (1,533,102)

=====================================================================================
Current Orion
-------------
Purchase allocation.......................            -      2,963,802
Contributions from stockholder............            -        188,900
Net deferred loss from cash flow hedges,
   net of tax of $16.6 million............            -        (23,453)   $   (23,453)
Net loss..................................     (257,416)      (257,416)      (257,416)
                                                                          -----------
   Comprehensive loss.....................                                $  (280,869)
                                           ------------   ------------    ===========
Balance, December 31, 2002................ $   (257,416)  $  2,871,833
                                           ============   ============

               See Notes to our Consolidated Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Thousands of Dollars)

                                                                               Former Orion                         Current Orion
                                                        --------------------------------------------------------- -----------------
                                                                                                January 1, 2002   February 20, 2002
                                                            Year Ended         Year Ended            through            through
                                                        December 31, 2000   December 31, 2001   February 19, 2002 December 31, 2002
                                                        -----------------   -----------------   ----------------- -----------------
Cash flows from operating activities:
Net income (loss) ......................................   $     28,539        $    100,603         $  (52,174)      $   (257,416)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities
  Impairment of goodwill ...............................              -                   -                  -            337,500
  Deferred income taxes ................................         (8,000)             30,986             (4,787)           114,381
  Deferred compensation ................................          1,303               1,596              1,763                  -
  Amortization of deferred financing fees ..............         11,300              16,497              2,633              1,455
  Amortization of contractual rights and
    obligations, net ...................................              -                   -                  -             (3,537)
  Amortization of revaluation of swaps and debt ........              -                   -                  -            (30,816)
  Tax benefit from exercise of options .................              -                 927                  -                  -
  (Gain) loss on derivative financial instruments ......              -             (11,919)            12,065              3,699
  Interest income on officers' notes receivable ........           (244)               (318)                 -                  -
  Buyout of operations and maintenance contracts
    with related party .................................         18,900                   -                  -                  -
  Depreciation and amortization ........................        103,196             137,932             25,530            136,605
  Change in assets and liabilities:
    Restricted cash ....................................       (169,268)            (53,288)            86,339             50,545
    Accounts receivable ................................       (117,506)             20,664            (50,375)            58,082
    Inventories and supplies ...........................          7,930             (14,088)              (539)           (14,328)
    Prepaid insurance and property taxes and other
       current assets ..................................        (13,928)              5,763            (44,279)           (10,931)
    Other assets .......................................         (2,147)              5,045            (40,431)            (4,637)
    Accounts payable ...................................         83,286             (35,002)            26,041            (35,993)
    Payable/receivable to affiliates, net ..............              -                   -                  -              7,930
    Accrued expenses ...................................         36,260             (29,941)           (10,958)            (6,969)
    Income taxes receivable ............................              -                   -                  -           (105,296)
    Other long-term liabilities ........................          3,629              (2,904)            45,802            (70,672)
    Deferred revenue ...................................             42                  39               (517)                 -
    Accrued interest ...................................         13,952              (1,365)            16,738            (15,210)
                                                           ------------        ------------        -----------       ------------
      Net cash provided by (used in) operating
        activities .....................................         (2,756)            171,227             12,851            154,392
                                                           ------------        ------------        -----------       ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment and
    related assets in acquisition ......................     (1,975,252)            (26,336)                 -                  -
  Purchases of property, plant and equipment in
    operations .........................................       (137,881)           (475,863)           (49,642)           (72,117)
                                                           ------------        ------------        -----------       ------------
      Net cash used in investing activities ............     (2,113,133)           (502,199)           (49,642)           (72,117)
                                                           ------------        ------------        -----------       ------------
Cash flows from financing activities:
  Issuance of common stock, net ........................        756,832             272,603                491                  -
  Contributions from stockholders ......................              -                   -                  -            246,832
  Distributions to stockholders ........................        (17,050)                  -                  -                  -
  Payments on officers' notes receivable ...............              -               2,498              3,736                  -
  Proceeds from debt ...................................      1,629,537             448,400             21,000            108,200
  Payments on debt .....................................       (109,333)           (331,964)           (78,758)          (495,940)
  Funding of reserve accounts established with Credit
    Agreement (restricted cash) ........................        (55,000)                  -                  -                  -
  Payments on deferred financing fees ..................        (31,812)            (12,680)              (100)           (27,264)
                                                           ------------        ------------        -----------       ------------
      Net cash provided by (used in) financing
        activities .....................................      2,173,174             378,857            (53,631)          (168,172)
                                                           ------------        ------------        -----------       ------------
Net change in cash and cash equivalents ................         57,285              47,885            (90,422)           (85,897)
Cash and cash equivalents, beginning of period .........         78,549             135,834            183,719             93,297
                                                           ------------        ------------        -----------       ------------
Cash and cash equivalents, end of period ...............   $    135,834        $    183,719        $    93,297       $      7,400
                                                           ============        ============        ===========       ============
Supplemental disclosure of cash flow information:
Cash paid for:
  Interest (net of capitalized interest) ...............   $    144,436        $    188,930        $     5,634       $    166,454
                                                           ============        ============        ===========       ============
  Income taxes .........................................         25,111              55,632                 65                  -
                                                           ============        ============        ===========       ============
Noncash disclosure:
  Notes receivable from officers .......................   $      5,001        $          -        $         -       $          -
                                                           ============        ============        ===========       ============
  Other long-term liabilities assumed in acquisition ...         24,375                   -                  -                  -
                                                           ============        ============        ===========       ============
  Conversion of note payable to equity .................         71,086                   -                  -                  -
                                                           ============        ============        ===========       ============
  Debt assumed at acquisition ..........................        131,100                   -                  -                  -
                                                           ============        ============        ===========       ============

               See Notes to our Consolidated Financial Statements

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           For the Three Years Ended December 31, 2000, 2001 and 2002

(1) Background

    Orion Power Holdings, Inc. (Orion Power), a Delaware corporation, and subsidiaries own and operate electric generation facilities in New York, Ohio, Pennsylvania and West Virginia with an aggregate generating capacity of 6,721 megawatts, as of December 31, 2002. We refer to Orion Power Holdings, Inc. and its subsidiaries as "we," "us," or "our," unless the context clearly indicates otherwise. We typically sell our wholesale products to electric power retailers, which are the entities that supply power to consumers. Power retailers include independent service operators, regulated utilities, municipalities, energy supply companies, cooperatives, and retail "load" or customer aggregators. We have grown our business by strategically acquiring, developing and modernizing non-nuclear generating facilities located in critical locations in regions across the United States.

    On February 19, 2002, Orion Power was acquired by merger (the Merger) by a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly owned subsidiary of Reliant Resources.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation and Principles of Consolidation

    These consolidated financial statements present the results of operations for the years ended December 31, 2000 and 2001 and for the periods from January 1, 2002 through February 19, 2002 (the date that Reliant Resources acquired Orion Power) and February 20, 2002 through December 31, 2002. Within these consolidated financial statements, "Current Orion" and "Former Orion" refer to Orion Power after and before, respectively, the Merger.

    The fair value adjustments related to the Merger, which have been pushed down to us from Reliant Resources, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. For additional information regarding the Merger, see note 4.

    The financial statements include the accounts of Orion Power and its subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

    Each of Orion Power New York, LP (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P. (Astoria), Carr Street Generating Station, LP (Carr Street), Erie Boulevard Hydropower, LP (Erie Boulevard), Orion Power MidWest, LP (Orion MidWest), Orion Power MidWest LP, LLC, Orion Power MidWest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

(b) Reclassifications and Use of Estimates and Market Risk and Uncertainties

    Some amounts from the previous years have been reclassified to conform to the 2002 presentation of financial statements. These reclassifications do not affect earnings.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    We are subject to risks associated with price movements of energy commodities, credit risk associated with our hedging activities, supply and price of fuel and electricity, effects of competition, changes in interest rates, operation of deregulating power markets, seasonal weather patterns, technological obsolescence and the regulatory environment within the United States. For further discussion see note 6.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(c) Revenues

    We record gross revenue for energy sales and services related to our electric power generation facilities under the accrual method and these revenues generally are recognized upon delivery. Electric power and other energy services, are sold at market-based prices through existing power exchanges or through third-party contracts. Energy sales and services related to our electric power generation facilities not billed by month end are accrued based upon estimated energy and services delivered.

    The gains and losses related to derivative instruments and contractual commitments qualifying and designated as hedges related to the purchase and sale of electric power and purchase of fuel are deferred in accumulated other comprehensive loss to the extent the contracts are effective as a hedge, and then are recognized in our results of operations in the same period as the settlement of the underlying hedged transaction. Realized gains and losses on financial derivatives designated as hedges are included in revenues in the statements of consolidated operations, as appropriate. Revenues, fuel and cost of gas sold, and purchased power related to physical sale and purchase contracts designated as hedges are generally recorded on a gross basis in the delivery period. For additional discussion, see note 6.

(d) General, Administrative and Development Expenses

    The general, administrative and development expenses in the statement of consolidated operations include (a) certain employee-related costs, (b) certain contractor costs, (c) bad debt expense, (d) corporate and administrative services, as provided by affiliates (including management services, financial and accounting, cash management and treasury support, legal, information technology system support, office management and human resources) and (e) certain benefit costs. See note 3 for discussion of related party transactions.

(e) Property, Plant and Equipment and Depreciation Expense

    Property, plant and equipment is stated at cost. Cost of acquired property, plant and equipment includes an allocation of the purchase price based on the asset's fair market value. We expense all repair and maintenance costs as incurred, including planned major maintenance. Depreciation is computed using the straight-line method over the estimated useful lives commencing when assets, or major components thereof, are either placed in service or acquired, as appropriate.

    Property, plant and equipment includes the following:

                                                Estimated Useful       Former Orion          Current Orion
                                                                    -------------------   -------------------
                                                 Lives (Years)       December 31, 2001     December 31, 2002
                                               ------------------   -------------------   -------------------
                                                                                  (in millions)
Electric generation facilities ...............        2-50           $           2,913     $           3,675
Land and land improvements ...................          -                           71                   122
Assets under construction ....................          -                          513                    98
                                                                    -------------------   -------------------
  Total ......................................                                   3,497                 3,895
Accumulated depreciation .....................                                    (238)                 (110)
                                                                    -------------------   -------------------
  Property, plant and equipment, net .........                       $           3,259     $           3,785
                                                                    ===================   ===================

    We recorded depreciation expense of $95 million, $128 million, $25 million and $110 million for the years ended 2000 and 2001 and the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively.

(f) Goodwill and Amortization Expense

    We record goodwill for the excess of the purchase price over the fair value assigned to the net assets of an acquisition. Through December 31, 2001, we amortized goodwill on a straight-line basis over 30 years. Pursuant to our adoption of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002, we discontinued amortizing goodwill into our results of operations. See note 5 for a discussion regarding our adoption of SFAS No. 142.

    We periodically evaluate long-lived assets, including goodwill and other intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred, excluding goodwill and other intangibles beginning in 2002, is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. A resulting impairment loss is highly dependent on the underlying assumptions. In 2002, we recognized an impairment charge of $338 million relating to our goodwill. For a discussion of our goodwill impairment, see note 5.

(g) Capitalization of Interest Expense

    Interest expense is capitalized as a component of projects under construction and is amortized over the assets' estimated useful lives. During 2000 and 2001 and for the period from January 1, 2002 through February 19, 2002, and February 20, 2002 through December 31, 2002 we capitalized interest of $4 million, $20 million, $2 million and $5 million, respectively.

(h) Income Taxes

    Prior to February 20, 2002, we filed a consolidated federal income tax return. Our pre-acquisition consolidated federal income tax returns have been filed through the tax year ending February 19, 2002.

    From February 20, 2002 through September 30, 2002, as a wholly owned subsidiary of Reliant Resources, we were included in the consolidated income tax returns of CenterPoint Energy, Inc., formerly the majority owner of Reliant Resources.

    As of October 1, 2002, we are included in the consolidated tax returns of Reliant Resources and calculate our income tax provision on a separate return basis, whereby Reliant Resources pays all federal income taxes on our behalf and is entitled to any related tax savings. The difference between our current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts paid or received to/from Reliant Resources, if any, are recorded on our books as adjustments to additional paid-in capital on our consolidated balance sheet. We use the liability method of accounting for deferred income taxes and measure deferred income taxes for all significant income tax temporary differences.

(i) Cash and Cash Equivalents

    We record as cash and cash equivalents all highly liquid short-term investments with original maturities of three months or less.

(j) Restricted Cash

    Restricted cash includes cash at certain subsidiaries that is restricted by financing agreements, but is available to the applicable subsidiary to use to satisfy certain of its obligations. As of December 31, 2001 and 2002, we had $337 million and $200 million in restricted cash, respectively, recorded in the consolidated balance sheets.

    The credit facilities of our subsidiaries contain various covenants that include, among others, restrictions on the payment of dividends to Orion Power and to Reliant Resources. In addition, the senior notes restrict our ability to pay dividends to Reliant Resources unless certain conditions are met. As of December 31, 2002, the specified conditions were satisfied. For further information, see note 7.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(k) Inventories and Supplies

    Inventories are comprised of materials and supplies and fuel stock held for consumption and are valued at the lower of average cost or market.

                                                                             Former Orion         Current Orion
                                                                          -------------------  -------------------
                                                                           December 31, 2001    December 31, 2002
                                                                          -------------------  -------------------
                                                                             (in millions)        (in millions)
 Materials and supplies ..............................................      $           28       $           32
 Fuel ................................................................                  31                   29
                                                                          -------------------  -------------------
     Total inventory .................................................      $           59       $           61
                                                                          ===================  ===================

(l) Project Development Costs

    Project development costs include costs for professional services, permits and other items that are incurred incidental to a particular project. We expense these costs as incurred until the project is considered probable. After a project is considered probable, subsequent capitalizable costs incurred are capitalized to the project. When project operations begin, we begin to amortize these costs on a straight-line basis over the life of the facility.

(m) Environmental Costs

    We expense or capitalize environmental expenditures, as appropriate, depending on their future economic benefit. We expense amounts that relate to an existing condition caused by past operations and that do not have future economic benefit. We record undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. See note 12 for discussion of environmental liabilities. Effective January 1, 2003, we will implement SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143), see note 2(q) below.

(n) Deferred Financing Fees

    Deferred financing fees are costs incurred in connection with obtaining debt. These costs are deferred and amortized to interest expense, using the straight-line method, which approximates the effective interest method, over the life of the related debt.

(o) Customer Concentration

    The following tables represent customers who contributed in excess of 10% of the consolidated revenues for 2000 and 2001 and for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002 (in millions, except percentages):

                                                                            Former Orion
                                                   ---------------------------------------------------------------
                                                                      Year ended December 31,
                                                   ---------------------------------------------------------------
                Customer                                        2000                            2001
-------------------------------------------------  ------------------------------- -------------------------------
                                                                    Percentage of                   Percentage of
                                                       Revenue      total revenue      Revenue      total revenue
                                                   --------------- --------------- --------------- ---------------
Niagara Mohawk Corporation (Niagara Mohawk) .....    $        92            10%      $         -             -%
New York Independent System Operator (NYISO) ....            413            43%              567            48%
Duquesne Light Company (1) ......................            283            30%              406            34%

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

                                                     Former Orion                        Current Orion
                                             -------------------------------   -------------------------------
                                                January 1, 2002 through            February 20, 2002 through
                Customer                           February 19, 2002                   December 31, 2002
------------------------------------------   -------------------------------   -------------------------------
                                                             Percentage of                     Percentage of
                                                Revenue      total revenue        Revenue      total revenue
                                             ------------- -----------------   ------------- -----------------
Niagara Mohawk ...........................     $      13             11%         $      99             10%
NYISO ....................................            53             43%               447             44%
Duquesne Light Company ...................            53             43%               363             36%

---------------
(1) Sales to Duquesne Light Company in 2000 are subsequent to the date we purchased the assets from Duquesne Light Company on April 28, 2000. See note 4.

    The following table represents accounts receivable balances in excess of 10% of the total consolidated accounts receivable balance and the related percentages as of December 31, 2001 and 2002 (in millions, except percentages):

                                                    Former Orion                           Current Orion
                                       -------------------------------------  --------------------------------------
                                                    December 31,                           December 31,
                    Customer                            2001                                   2002
          ---------------------------- -------------------------------------  --------------------------------------
                                         Accounts                               Accounts
                                        receivable     Percentage of total     receivable      Percentage of total
                                         balance       accounts receivable      balance        accounts receivable
                                       ------------- -----------------------  -------------  -----------------------
          NYISO ......................   $      39             29%              $      30              27%
          Duquesne Light Company .....          68             51%                     62              55%

(p) Prepaid Insurance and Property Taxes

    Prepaid insurance and property taxes are costs paid in advance (but paid when due in the ordinary course of business) for insurance and property taxes. These costs are deferred and amortized, using the straight-line method, over the service period for which the prepayment pertains.

(q) Changes in Accounting Principles and New Accounting Pronouncements

    SFAS No. 141. In July 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being transferred to goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. We adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. The adoption of SFAS No. 141 did not have a material impact on our historical results of operations or financial position.

    SFAS No. 142. See note 5 for a discussion regarding our adoption of SFAS No. 142 on January 1, 2002.

    SFAS No. 143. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. We are currently evaluating the impact of SFAS No. 143 on our consolidated financial statements and expect to record a cumulative effect of a change in accounting principle of a net gain.

    SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. We adopted SFAS No. 144 on January 1, 2002.

    SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We will apply this guidance prospectively.

    FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We have adopted the disclosure requirements of FIN No. 45 for 2002 and will apply the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued after December 31, 2002. The adoption of FIN No. 45 will have no impact to our historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. As of December 31, 2002, we have no guarantees that qualify for disclosure under FIN No. 45.

(3) Related-Party Transactions

    The consolidated financial statements include significant transactions between us and Reliant Resources and its subsidiaries other than us. The majority of these transactions involve the purchase or sale of energy, capacity, ancillary services, fuel, emissions allowances or related derivatives or services (including transportation, transmission and storage services) by Reliant Energy Services, Inc. (RES), a wholly owned subsidiary of Reliant Resources, from or to us. The following describes related party agreements and transactions:

    Services Agreement. On October 28, 2002, we entered into an agreement with RES to provide support services to our subsidiaries, Orion MidWest and Orion NY, and their respective subsidiaries. Under the support services agreement, RES will assist the subsidiaries with the following: the sale and purchase of energy related products; the purchase and sale of electric transmission service; the sale and purchase of fuel-related products and the sale of allowances for air emissions credits, in connection with the operation of the Orion MidWest and Orion NY electric generating facilities. In addition, RES will assist in the administration and management of the energy and fuel-related products such as scheduling and dispatch of energy related products and scheduling and nomination of fuel related products. These arrangements are provided for a flat monthly fee payable to RES, plus out-of-pocket costs and expenses and will continue until 60 days after the final maturity date of the Orion MidWest and Orion NY credit

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

agreements which mature in October 2005. From February 20, 2002 through October 27, 2002 these services were provided under a previous agreement entered into at the time of the Merger. Purchases from RES, recorded in fuel expenses and purchased power expenses, were $99 million and $43 million, respectively, for the period from February 20, 2002 through December 31, 2002. Sales to RES, recorded in revenue, were $20 million for the period from February 20, 2002 through December 31, 2002. See note 17 regarding proceedings instituted by the Federal Energy Regulatory Commission (FERC) directing RES to show cause why their market-based rate authority should not be revoked.

    Support Services Agreement. On October 28, 2002, we entered into an agreement with Reliant Energy Wholesale Service Company (REWSC), a wholly owned subsidiary of Reliant Resources, to provide Orion MidWest and Orion NY, and their respective subsidiaries, with accounting, payroll, human resources, legal, purchasing, insurance and other corporate support services. These services are provided for a flat monthly fee payable to REWSC, plus out-of-pocket costs and expenses. The term of the agreement will continue until 60 days after the final maturity date of the Orion MidWest and Orion NY credit agreements. REWSC billed Orion MidWest and Orion NY approximately $3 million which was included in general, administrative and development expense for the period from October 28, 2002 through December 31, 2002. From February 20, 2002 through October 27, 2002, these services were provided by REWSC under an informal agreement. There were no costs charged by REWSC to us under this informal agreement.

    Technical Services Arrangement. As of July 1, 2002, REWSC agreed to provide personnel and technical services as required to our Orion Power Operating Services subsidiaries under an informal agreement. These services assure that facilities are properly operated and maintained. Amounts incurred under this agreement for the period from February 20, 2002 through December 31, 2002 were approximately $3 million and were included in operations and maintenance expense.

    Liberty Station Agency Letter Agreement. Effective February 19, 2002 Liberty Electric Power, LLC (LEP) entered into an agency agreement with RES wherein, RES will act as an agent in certain transactions (purchase of station energy, scheduling and dispatching services) with PJM Interconnection, LLC (PJM) on behalf of LEP. This agreement provides for reimbursement to RES of amounts paid to PJM on behalf of LEP. The agreement may be terminated by either party upon 10 days written notice. Amounts incurred under this agreement for the period from February 20, 2002 through December 31, 2002 were approximately $200,000, which was included in operations and maintenance expense.

    During the period from February 19, 2002 through December 31, 2002, Reliant Resources made net equity contributions to us totaling $189 million. The contributions were primarily to fund the redemption of the convertible senior notes, federal income taxes, working capital and interest on our senior notes, partially offset by a deemed distribution related to current federal income taxes of $73 million (see note 2(h)).

    During 2001, we were involved in several contracts with current or former owners related to the operations of certain of our facilities. Additionally, we had several notes receivable, with an aggregate amount of $4 million, from officers outstanding at December 31, 2001, which were paid off at the completion of the Merger on February 19, 2002.

(4) Acquisitions

Acquisition by Reliant Resources

    In February 2002, Reliant Resources acquired all of our outstanding shares of common stock for an aggregate purchase price of $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand.

    Reliant Resources accounted for the acquisition as a purchase with assets and liabilities reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill for $1.3 billion. The fair value adjustments have been pushed down to us from Reliant Resources and

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. These fair value adjustments were finalized in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

    Reliant Resources' net purchase price allocated to our book value was as follows, in millions:

                                                                        Purchase Price
                                                                          Allocation
                                                                      ------------------
Current assets ....................................................     $          636
Property, plant and equipment .....................................              3,823
Goodwill ..........................................................              1,324
Other intangibles .................................................                477
Other long-term assets ............................................                103
                                                                      ------------------
  Total assets acquired ...........................................              6,363
                                                                      ------------------
Current liabilities ...............................................             (1,777)
Current contractual obligations ...................................                (29)
Long-term contractual obligations .................................                (86)
Long-term debt ....................................................             (1,006)
Other long-term liabilities .......................................               (501)
                                                                      ------------------
  Total liabilities assumed .......................................             (3,399)
                                                                      ------------------
    Net assets acquired ...........................................     $        2,964
                                                                      ==================

    Adjustments to property, plant and equipment and other intangibles, excluding contractual rights, are based primarily on valuation reports prepared by independent appraisers and consultants.

    The following factors contributed to the recognized goodwill of $1.3 billion: commercialization value attributable to Reliant Resources' marketing and trading capabilities, commercialization and synergy value associated with fuel procurement in conjunction with Reliant Resources' existing generating plants in the region, Reliant Resources' entry into the New York power market, general and administrative cost synergies with Reliant Resources' existing Pennsylvania-New Jersey-Maryland market (PJM Market) assets and headquarters, and Reliant Resources' risk diversification value due to increased scale, fuel supply mix and the nature of the acquired assets. Of the resulting goodwill, all but $105 million is not deductible for United States income tax purposes.

    The components of other intangible assets and the related weighted-average amortization period consist of the following, as of the acquisition date:

                                                                                          Weighted-Average
                                                                        Purchase Price      Amortization
                                                                          Allocation       Period (Years)
                                                                      ------------------ ------------------
                                                                        (in millions)
Air emission regulatory allowances ................................     $          314                 38
Contractual rights ................................................                106                  8
Federal Energy Regulatory Commission (FERC) licenses ..............                 57                 38
                                                                      ------------------
  Total ...........................................................     $          477
                                                                      ==================

    There was no allocation of purchase price to any intangible assets other than goodwill that are not subject to amortization.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The following table presents selected financial information and unaudited pro forma information for 2001 and 2002, as if the acquisition had occurred on January 1, 2001 and 2002, as applicable:

                                                                January 1, 2002 through
                             Year ended December 31, 2001          February 19, 2002
                            ------------------------------- -------------------------------
                                Actual        Pro forma         Actual        Pro forma
                            --------------- --------------- --------------- ---------------
                                                    (in millions)
Revenues ..................      $ 1,190       $ 1,168         $  122           $  107
Net income (loss) .........          101           104            (52)             (56)

     These unaudited pro forma results, based on assumptions we deemed appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition by Reliant Resources had occurred on January 1, 2001 and 2002, as applicable. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2001 or January 1, 2002, as applicable. Such amortization included in the pro forma results above was based on the value of the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002 and the year ended December 31, 2001, to arrive at the pro forma effect on those periods. The unaudited pro forma results reflect the acquisition by Reliant Resources in accordance with SFAS No. 141 and SFAS No.
142. For additional information regarding our adoption of SFAS No. 141 and SFAS No. 142, see notes 2(f) and 5.

Former Orion Acquisitions

     The acquisitions described below occurred prior to the Merger with Reliant Resources and amounts described may have been adjusted as a result of the Merger discussed above or are no longer applicable.

Constellation Operating Services, Inc.

     On April 26, 2000, Orion Power purchased all of the outstanding stock of three subsidiaries of Constellation Operating Services, Inc. (COSI), which pursuant to certain operation and maintenance service agreements operated all of Orion Power's assets. We also acquired another subsidiary of COSI that was established to perform operations and maintenance services for certain Orion MidWest facilities (MidWest assets) following the completion of the acquisition. COSI was a wholly owned subsidiary of Constellation Energy, Inc. The purchase price was approximately $19 million payable at the time of the acquisition through the issuance of 1,219,355 shares of our common stock to COSI valued at $15.50 per share, plus $100,000 cash. We accounted for this transaction as the settlement of the operation and maintenance contracts with COSI. The entire cost of the transaction was charged to expense.

     COSI agreed to assist in the transition process of operating certain of our assets by cooperating with us for six months following the closing. Additionally, COSI agreed to make its software available to us. Furthermore, COSI agreed to provide technical support in the form of professional, supervisory, managerial, administrative, and technical operating assistance, until the earlier of December 31, 2002, or the date of repayment in full of the Orion NY credit facility.

Duquesne Light Company

     On April 28, 2000, we, through our wholly owned subsidiary Orion MidWest purchased seven power plants located in Ohio and Pennsylvania, the MidWest assets, with a generating capacity of 2,861 megawatts from Duquesne Light Company (DLC). The net purchase price for the assets was approximately $1.8 billion in cash including approximately $17 million in acquisition costs. In association with this acquisition, Orion MidWest assumed certain liabilities related to employee benefits and environmental remediation, see notes 10 and 12, respectively.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The acquisition of the MidWest assets required Orion MidWest to assume DLC's responsibility as provider of last resort. As provider of last resort, Orion MidWest will be obligated to supply electricity at predetermined tariff rates to all customers in DLC's service area who do not select another electricity supplier through December 31, 2004. While Orion MidWest should have the capacity to meet these obligations under the provider of last resort (POLR) agreement most of the time, there may be times when the energy required to meet the obligation may exceed the amounts that can be produced from the MidWest assets. If the obligation exceeds Orion MidWest's energy production levels, Orion MidWest will be required to purchase additional energy from outside sources at market rates, and in certain circumstances, pay a penalty of $100 or $1,000 per megawatt hour depending on the rate class. The value of this contract, at acquisition, was reviewed by independent experts and determined to be favorable. As such, an intangible asset of approximately $14 million was recorded at the time of the purchase. The intangible asset was being amortized over the life of the contract.

Columbia Electric Corporation

     On December 11, 2000, we, through our wholly owned subsidiary Orion Power Development, L.P. (Orion Power Development), acquired all the outstanding stock of Columbia Electric Corporation for approximately $209 million in cash, including approximately $1 million in acquisition costs. In connection with this acquisition, we agreed to assume a $334 million credit facility, of which approximately $131 million was outstanding at the date of the acquisition. Orion Power Development also assumed from Columbia Energy Group, former parent of Columbia Electric Corporation, construction contract and tolling agreement guarantees of approximately $5 million as well as equity investment obligations of approximately $41 million. The facilities acquired were under various stages of development, and Columbia Electric Corporation planned to have total capacity of approximately 3,220 megawatts. The Ceredo electric generating facility began operations in June 2001 and the Liberty electric generating station began operations in May 2002. During 2002, as a result of our acquisition by Reliant Resources, we decided to cancel the Kelson Ridge project because of capital market and economic considerations.

     The acquisition was recorded under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition. The purchase price is as follows (in millions):

         Current assets ......................................... $     3
         Property, plant and equipment ..........................     233
         Non-current assets .....................................      12
         Goodwill ...............................................     103
         Debt and other liabilities assumed .....................    (142)
                                                                  -------
              Net assets acquired ............................... $   209
                                                                  =======

Competitive Power Ventures - Atlantic

     In October 2001, we purchased one combined-cycle power project located in Florida from Competitive Power Ventures Holdings, LLC, a subsidiary of Competitive Power Ventures, Inc., for approximately $26 million in cash (Atlantic Project). This was a 250 megawatt development project located near Palm Beach with substantial expansion capability. During 2002, as a result of our acquisition by Reliant Resources, we decided to cancel the 250 megawatt Atlantic project because of capital market and economic considerations.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The acquisition was recorded under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition. The allocation of the purchase price is as follows (in millions):

            Current assets ........................   $            5
            Property, plant and equipment .........               21
                                                      --------------
                Net assets acquired ...............   $           26
                                                      ==============

(5)  Goodwill, Other Intangibles and Contractual Obligations

     In July 2001, the FASB issued SFAS No. 142, which states that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than their fair values. We adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002, and thus we discontinued amortizing goodwill into our results of operations. Goodwill amortization expense for 2000 and 2001 was $0 and $857,000, respectively. A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                                                     Year ended December 31,
                                                                              ---------------------------------
                                                                                  2000                 2001
                                                                              ----------------  ---------------
                                                                                        (in millions)
Reported net income ......................................................    $            29   $           101
Add: Goodwill amortization, net of tax ...................................                  -                 1
                                                                              ----------------  ---------------
Adjusted net income ......................................................    $             29  $           102
                                                                              ================  ===============
Adjusted basic and diluted earnings per share (1):
Basic EPS ................................................................    $           0.46  $          1.02
Diluted EPS ..............................................................                0.44             0.97

---------------
(1) Earnings per share were not affected by the exclusion of goodwill amortization due to the immaterial nature of the amount.

     The components of other intangible assets consist of the following:

                                                            Former Orion                 Current Orion
                                                     ---------------------------  ---------------------------
                                                         December 31, 2001            December 31, 2002
                                                     ---------------------------  ---------------------------
                                                        Carrying    Accumulated     Carrying     Accumulated
                                                         Amount    Amortization      Amount     Amortization
                                                     ------------- -------------  ------------- -------------
                                                             (in millions)              (in millions)
 Air emissions regulatory allowances .............   $         101 $        (10)  $         325 $         (26)
 Contractual rights ..............................               -            -             106           (26)
 FERC licenses ...................................              60           (5)             57            (1)
 Other ...........................................              16           (5)              -             -
                                                     ------------- ------------   ------------- -------------
      Total ......................................   $         177 $        (20)  $         488 $         (53)
                                                     ============= ============   ============= =============

     Our measurement of the fair value of other intangibles, except contractual rights, was determined by an independent third party appraiser based on a weighted-average approach considering both an income approach, using future discounted cash flows, and a market approach, using acquisition multiples, including price per megawatt, based on publicly available data for recently completed transactions.

     We recognize specifically identifiable intangibles, including air emissions regulatory allowances we have been issued or those we are entitled to be allocated during the remaining useful lives of the plants, contractual rights and obligations, and FERC licenses for our hydroelectric plants, when specific rights and contracts are acquired. We amortize air emissions regulatory allowances on a units-of-production basis as utilized. The amortization of other intangibles, including FERC licenses, but excluding contractual rights, are recorded on a straight-line basis over the lesser of their contractual or estimated useful lives. We have no intangible assets, other than goodwill, with

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

indefinite lives recorded as of December 31, 2002. Therefore, all intangibles, except goodwill, are subject to amortization.

     Amortization expense for other intangibles, excluding contractual rights and obligations, for 2000, 2001 and for the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, was $8 million, $9 million, $1 million and $27 million, respectively.

     Estimated amortization expense, excluding contractual rights and obligations, existing at December 31, 2002 for the next five years is as follows (in millions):

                2003 .........................  $           13
                2004 .........................              15
                2005 .........................              15
                2006 .........................              15
                2007 .........................              14
                                                --------------
                  Total ......................  $           72
                                                ==============

     In connection with the Merger, we recorded the fair value of certain fuel and power contracts acquired. We estimated the fair value of the contracts using forward pricing curves as of the acquisition date over the life of each contract. The average life is estimated at approximately 8 years. Those contracts with positive fair value at the date of acquisition (contractual rights) were recorded to intangible assets and those contracts with negative fair value at the date of acquisition (contractual obligations) were recorded to other long-term liabilities in the consolidated balance sheet.

     Contractual rights and contractual obligations are amortized to fuel expense and revenues, as applicable, based on the estimated realization of the fair value established on the acquisition date over the contractual lives. There may be times during the life of the contract when accumulated amortization exceeds the carrying value of the recorded assets or liabilities due to the timing of realizing the fair value established on the acquisition date.

    We amortized $26 million and $29 million of contractual rights and contractual obligations, respectively, for a net amount of $3 million, for the period from February 20, 2002 through December 31, 2002.

    Estimated amortization of contractual rights and contractual obligations existing at December 31, 2002 for the next five years is as follows:

                                                                        Contractual        Net Decrease in
                                                 Contractual Rights     Obligations             Income
                                                 ------------------- ------------------  -------------------
                                                                       (in millions)
2003 .........................................   $                36 $              (33) $                 3
2004 .........................................                    35                (31)                   4
2005 .........................................                    17                 (9)                   8
2006 .........................................                    13                 (3)                  10
2007 .........................................                    21                 (1)                  20
                                                 ------------------- ------------------  -------------------
  Total ......................................   $               122 $              (77) $                45
                                                 =================== ==================  ===================

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The following tables show the composition and changes in the carrying amount of goodwill for the year ended December 31, 2001 and for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002:

                                                            Former Orion                        Current Orion
                                             -------------------------------------------- -------------------------
                                                 Year ended          January 1, 2002      February 20, 2002 through
                                             December 31, 2001   through February 19,2000     December 31, 2002
                                             ------------------- ------------------------ -------------------------
                                                          (in millions)                          (in millions)
 Beginning balance .......................   $               103 $                    102 $                   1,324
 Amortization expense ....................                    (1)                       -                         -
 Impairment loss .........................                     -                        -                      (338)
                                             ------------------- ------------------------ -------------------------
 Ending balance ..........................   $               102 $                    102 $                     986
                                             =================== ======================== =========================

     SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process.

     This impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill to the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on our annual impairment test, we recognized an impairment of $338 million in the fourth quarter of 2002.

     Our measurement of the fair value was determined by an independent appraiser, based on a weighted-average approach considering an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per megawatt, based on publicly available data for recently completed transactions; and a public guideline approach, using market multiples of comparable public companies. The circumstances leading to the impairment include: a decline in recent acquisition multiples (price per megawatt) for comparable assets sold due to a significant increase in the number of assets held for sale across the market as energy companies attempt to address capital and liquidity concerns; the constrained development of efficient unregulated markets in which we operate due to regulatory, capital and liquidity concerns; weaker prices for electric energy, capacity and ancillary services; and market contraction.

     Our impairment analysis includes numerous assumptions, including but not limited to:

     . increase in demand for power that will result in the tightening of supply surpluses and additional capacity requirements over the next three to eight years, depending on the region;

     . improving prices in electric energy, ancillary services and existing capacity markets as the power supply surplus is absorbed; and

     . our expectation that more balanced, fair market rules will be implemented, which provide for the efficient operations of unregulated power markets, including capacity markets and mechanisms in regions where they do not currently exist.

     These assumptions are consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new power generation.

     An impairment analysis requires estimates of future market prices, valuation of plant and equipment, growth, competition and many other factors as of the determination date. The resulting impairment analysis is highly dependent on these underlying assumptions. Such assumptions are consistent with those utilized in our annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

goodwill impairment evaluation differ greatly from the actual results or to the extent that such assumptions change through time, there could be additional goodwill impairments in the future.

(6)  Derivatives, Market and Credit Risks

     We use derivative instruments to manage exposures to interest rate and commodity price risks. Our objective for holding derivatives is to minimize the variability in our cash flows. We do not use derivative instruments for proprietary or trading purposes.

     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) and (b) the exposure to variability in expected future cash flows (cash flow hedge). For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs.

     Adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative other comprehensive loss of $57 million ($33 million after tax). This transition adjustment represented the fair value of the derivative instruments related to interest rate swaps and commodity price contracts recognized as cash flow hedges.

     At December 31, 2002, we had net derivative liabilities designated as hedges of approximately $40 million, and related accumulated other comprehensive loss of approximately $23 million after tax. Our estimated net derivative gains currently included in accumulated other comprehensive loss as of December 31, 2002, that are expected to be reclassified into earnings, net of tax, within the next twelve months are a net gain of approximately $11 million. The actual amounts reclassified from accumulated other comprehensive loss to earnings may differ as a result of market price changes.

     The schedule below summarizes the activities affecting accumulated other comprehensive loss, net of tax, for 2001 and for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002:

                                                                          Former Orion                    Current Orion
                                                            -----------------------------------------  --------------------
                                                                Year ended        January 1, 2002       February 20, 2002
                                                               December 31,     through February 19,   through December 31,
                                                                   2001                 2002                  2002
                                                            ------------------- --------------------   --------------------
                                                                         (in millions)                     (in millions)
Beginning accumulated other comprehensive loss ..........   $                33 $                 51   $                  -
Deferred net loss from cash flow hedges .................                     7                    6                     33
Reclassification of net deferred gain/(loss) from
    cash flow hedges to earnings ........................                    11                   (4)                   (10)
                                                            ------------------- --------------------   --------------------
Ending accumulated other comprehensive loss .............   $                51 $                 53   $                 23
                                                            =================== ====================   ====================

     We are exposed to various market risks. These risks arise from transactions entered into in the normal course of business and are inherent in our consolidated financial statements. We have utilized derivative instruments such as futures, physical forward contracts and swaps (energy derivatives) to mitigate the impact of changes in electricity, coal and fuel prices on our operating results and cash flows. We have utilized interest rate swaps to mitigate the impact of changes in interest rates.

     Hedging operations often involve risk associated with managing energy commodities. These risks fall into three different categories: price and volume volatility, credit risk of counterparties and adequacy of the control environment. We routinely enter into energy derivatives to hedge fuel requirements to minimize the risk of market fluctuations.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     Energy derivatives primarily used by us are described below:

     . Futures contracts are exchange-traded standardized commitments to purchase or sell an energy commodity or financial instrument, or to make a cash settlement, at a specific price and future date.

     . Physical forward contracts are commitments to purchase or sell energy commodities in the future.

     . Swap agreements require payments to or from counterparties based upon the differential between a fixed price and variable index price (fixed price swap) or two variable index prices (variable price swap) for a predetermined contractual notional amount. The respective index may be an exchange quotation or an industry pricing publication.

     . Option contracts convey the right to buy or sell an energy commodity or a financial instrument at a predetermined price or settlement of the differential between a fixed price and a variable index price or two variable index prices.

Interest Rate Risk

     Our debt service payments from our credit facilities are subject to interest rate risk resulting in variability in future cash flows. We use fixed payment interest rate swaps to mitigate the risk of increasing interest rates for a portion of our floating rate debt. These derivatives have been designated as a cash flow hedge and as such, serve to hedge our exposure to cash flow variability for future interest payments in the event of significant changes in interest rates. The maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with interest rate risk is through March 2010.

     The fair value of interest rate swap agreements is estimated by determining the difference between the fixed payments on the agreements and what the fixed payments would be based on current market fixed rates for the appropriate maturity, then calculating the present value of that difference for the remaining terms of the agreements at current fixed market rates. The estimated fair value of interest rate swap agreements was a liability of approximately $114 million at December 31, 2002. For a further discussion of our interest rate swaps, see note 7.

Commodity Price Risk

     To reduce the risk from market fluctuations in revenues and the resulting cash flows derived from the sale of electric power, we may enter into energy derivatives in order to hedge some expected sales commitments or purchases of fuel commodities. The energy derivative portfolios are managed to complement the physical transaction portfolio, reducing overall risks within authorized limits. We execute both physical and financial commodity contracts to serve as economic hedges of certain commodity purchase and sale activity. These contracts serve to hedge commodity price risk for some aspects of our operations due to rising fuel costs, and flat or decreasing energy prices. Some of our energy derivative contracts are designated as hedges and as such, the fair value changes of these contracts are recorded in other comprehensive income (loss).

     We apply hedge accounting for our energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. This correlation, a measure of hedge effectiveness, is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and prospective changes in fair value are recognized currently in our results of operations. During 2001 ineffectiveness associated with our qualifying cash flow hedges was immaterial and for 2002, we recognized no hedge ineffectiveness. For 2001 and 2002, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. When it becomes probable that an anticipated transaction will not occur, we realize in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). There were no amounts recognized in income in 2002 as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

transaction would occur. As of December 31, 2002, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with commodity price risk is through September 2005.

Credit Risk

    In addition to the risk associated with price movements, credit risk is inherent in our commerical transactions and hedging activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. Reliant Resources has broad credit policies and parameters on our behalf. It is our policy that all transactions must be within approved counterparty or customer credit limits. We seek to enter into contracts that permit us to net receivables and payables with a given counterparty. We also enter into contracts that enable us to terminate contracts upon the occurrence of certain events of default. We periodically review the financial condition of our counterparties. If the counterparties to these arrangements failed to perform, we would exercise our legal rights to obtain contractual remedies related to such non-performance. We might be forced to acquire alternative supply arrangements at then-current market prices. In this event, we might incur additional losses to the extent of amounts, if any, already paid to the counterparties. See note 2(o) for discussion related to customer concentration.

Non-trading - General Policy

    Reliant Resources has established a risk oversight committee, for itself and all of its subsidiaries. The risk oversight committee, which is comprised of corporate officers and includes a working group of corporate and business segment officers, oversees all marketing and hedging activities and other activities involving market risks. These activities expose us to commodity price, credit, and interest rate risks. The committee's duties are to approve commodity risk policies, allocate risk capital within limits established by the board of directors, approve trading of new products and commodities, monitor risk positions and monitor compliance with its risk management policies and procedures and trading limits established by the board of directors. We are included under the risk control framework Reliant Resources has developed.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(7)  Banking or Debt Facilities and Other Long-term Debt

    The following table presents the components of facilities and other long-term debt to third parties as of December 31, 2001 and 2002:

                                                         Former Orion                                Current Orion
                                             ------------------------------------------  ---------------------------------------
                                                             2001                                         2002
                                             ------------------------------------------  ---------------------------------------
                                             Weighted Average                            Weighted Average
                                             Interest Rate (1)   Long-term  Current (3)  Interest Rate (2) Long-term Current (3)
                                             -----------------   ---------  -----------  ----------------- --------- -----------
                                                (in millions, except interest rates)      (in millions, except interest rates)
Banking or Debt Facilities
--------------------------
Orion Power revolving senior credit
        facility ..........................               -              -            -             -             -            -
MidWest and New York Credit Agreements:
  Orion MidWest and Orion NY credit
         facilities .......................            5.56%     $       -  $     1,591          3.96%        1,211     $    109
  MidWest revolving working capital
         facility .........................            5.37              -           10          3.92             -           51
  New York revolving working capital
         facility .........................               -              -            -             -             -            -
Liberty Credit Agreement:
  Floating rate debt ......................            3.10            105            -          3.02             -          103
  Fixed rate debt .........................            9.02            165            -          9.02             -          165
  Revolving working capital facility ......               -              -            -             -             -            -
  Bridge loan .............................            2.65              -           13             -             -            -
Other Long-Term Debt
--------------------
Orion Power 12% senior notes ..............            12.0            400            -          12.0           400            -
Orion Power 4.5% convertible senior
  notes ...................................             4.5            200            -             -             -            -
Adjustment to fair value of debt (4) ......               -              -            -             -            66            8
Capital lease .............................               -              -            -           6.2             1            -
Other
-----
Adjustment to fair value of interest
      rate swaps (4) .....................                -              -            -             -            46           18
                                                                 ---------  -----------                    ------------ --------
  Total debt ..............................                      $     870  $     1,614                    $      1,724 $    454
                                                                 =========  ===========                    ============ ========

-----------------
(1) The weighted average interest rate is for borrowings outstanding during 2001.
(2) The weighted average interest rate is for borrowings outstanding as of December 31, 2002.
(3) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving and working capital facilities classified as current liabilities. Of the amount shown as current under the Liberty Credit Agreement, only $8 million matures in 2003. The entire balance outstanding under this credit agreement has been classified as current at December 31, 2002. See Liberty Credit Agreement below for further discussion.
(4) Debt and interest rate swaps acquired in the Orion Power acquisition by Reliant Resources are adjusted to fair market value as of the acquisition date. Included in interest expense is amortization of $5 million and $25 million for valuation adjustments for debt and interest rate swaps, respectively, for 2002. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

Banking or Debt Facilities

    The following table provides a summary of the amounts owed and amounts available as of December 31, 2002 under our various committed credit facilities:

                                             Total                                       Commitments
                                           Committed    Drawn   Letters of   Unused      Expiring By
                                             Credit     Amount    Credit     Amount    December 31, 2003      Expiration Date
                                           ---------  ---------- --------- ---------- -------------------     ---------------
                                                                             (in millions)
MidWest and New York Credit Agreements:
  Orion MidWest and Orion NY credit
      facilities .......................   $  1,320   $  1,320   $      -   $      -    $         109      March 2003 - October 2005
  MidWest revolving working capital
        facility .......................         75         51         14         10                -             October 2005
  New York revolving working capital
    facility ...........................         30          -          -         30                -             October 2005

Liberty Credit Agreement ...............        290        268         17          5                8      January 2003 - April 2026
                                           --------   --------   --------   --------    -------------
Total ..................................   $  1,715   $  1,639   $     31   $     45    $         117
                                           ========   ========   ========   ========    =============

     Orion Power Revolving Senior Credit Facility. On July 27, 2000, Orion Power entered into a $75 million revolving senior credit facility. The amount of this facility was reduced on September 6, 2002, from $75 million to $62 million in conjunction with a reduction of the total letters of credit outstanding. There were no amounts outstanding under this facility at December 31, 2001. This facility was subsequently repaid and terminated in October 2002 in connection with the execution of the amended and restated Orion MidWest and Orion New York

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

Credit Agreements. Amounts outstanding under the facility bore interest at a floating rate of 8.25% when it was terminated in October 2002. See below for further discussion of the debt refinancing.

     MidWest Credit Agreement. On April 28, 2000, Orion MidWest entered into a $1.2 billion secured credit agreement. The banks agreed to provide term loans of $1.1 billion (Orion MidWest credit facility) and a revolving working capital facility of $90 million (collectively, the MidWest Credit Agreement). In November 2001, the revolving working capital credit facility was reduced to $75 million. The net proceeds under the MidWest Credit Agreement were used to finance the acquisition of the MidWest assets. Orion MidWest had $1.0 billion and $10 million outstanding for the credit facility and the revolving working capital facility, respectively, at December 31, 2001. This debt was refinanced in October 2002; see below for further discussion. Prior to the refinancing discussed below, the loans bore interest at the borrower's option at LIBOR plus 2.00% or a base rate plus 1.00%.

     New York Credit Agreement. On July 30, 1999 Orion NY entered into a $730 million secured credit agreement. The banks agreed to provide term loans of $700 million (Orion NY credit facility) and a revolving working capital facility of $30 million (collectively, the New York Credit Agreement). The net proceeds under the New York Credit Agreement were used to finance the acquisition of the Orion NY facilities. Orion NY had $579 million and $0 outstanding for the credit facility and the revolving working capital facility, respectively, at December 31, 2001. This debt was refinanced in October 2002; see below for further discussion. Prior to the refinancing discussed below, the loans bore interest at the borrower's option at LIBOR plus 1.75% or a base rate plus 0.75%.

     In connection with our acquisition by Reliant Resources, the existing interest rate swaps for the Orion MidWest credit facility and the Orion NY credit facility were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit facility and $31 million for the Orion NY credit facility, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component will be reduced as interest rate swap payments are made. For the period from February 20, 2002 through December 31, 2002, the value of the debt component was reduced by $17 million and $8 million for the Orion MidWest and Orion NY credit facilities, respectively. See note 6 regarding our derivative financial instruments. See below for further discussion regarding our interest rate swaps.

     The Refinancing. During October 2002, the Orion Power revolving senior credit facility was prepaid and terminated and, as part of the same transaction, we refinanced the Orion MidWest and Orion New York Credit Agreements, which refinancing included an extension of the maturities by three years to October 2005. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power revolving senior credit facility and to reduce the credit facilities and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest Credit Agreement included a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion New York Credit Agreement included a term loan of approximately $353 million and a $30 million revolving working capital facility. The loans under each facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.50% during the first twelve months, 2.75% during the next six months, 3.25% for the next six months and 3.75% thereafter. The base rate margin is 1.50% during the first twelve months, 1.75% for the next six months, 2.25% for the next six months and 2.75% thereafter. The amended and restated Orion New York Credit Agreement is secured by a first lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) and a second lien on substantially all of the assets of Orion MidWest and its subsidiary. The amended and restated Orion MidWest Credit Agreement is, in turn, secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary and a second lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants). Both the Orion MidWest and Orion New York Credit Agreements contain affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective facility to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower's ability to borrow funds or obtain letters of credit under its respective credit facility. The agreements also provide for any available cash under one facility to be made available to the other borrower to meet shortfalls in the other borrower's ability to make certain payments, including operating costs. This is effected through distributions of

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

such available cash to Orion Power Capital, LLC, (Orion Power Capital) a direct subsidiary of Orion Power formed in connection with the refinancing. Orion Power Capital, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. Although cash sufficient to make the November and December 2002 payments on Orion Power's 12% senior notes and 4.5% convertible senior notes (each described below) was provided in connection with the refinancing, the ability of Orion MidWest and Orion NY to make subsequent dividends, loans or advances to Orion Power for future interest payments or otherwise is subject to certain requirements (described below) that are likely to restrict such dividends, loans or advances. If at the time such payments are due, dividends, loans or advances are restricted under the Orion New York and Orion MidWest Credit Agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's 12% senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do.

    As of December 31, 2002, Orion MidWest had $969 million and $51 million of term loans and revolving working capital facility loans outstanding, respectively. A total of $14 million in letters of credit were also outstanding under the Orion MidWest revolving working capital facility. As of December 31, 2002, Orion NY had $351 million of term loans outstanding. There were no loans or letters of credit outstanding under the Orion NY revolving working capital facility. As of December 31, 2002, restricted cash under the Orion MidWest and the Orion New York Credit Agreements was $72 million and $73 million, respectively, and $27 million at Orion Power Capital. Such restricted cash may be dividended to Orion Power if Orion MidWest and Orion NY have made certain prepayments and a number of distribution tests have been met, including satisfaction of certain debt service coverage ratios and the absence of events of default. As of December 31, 2002, we did not meet these tests and it is likely that these tests will restrict a dividend of such restricted cash to Orion Power prior to loan maturity. Any restricted cash, which is not dividended, will be applied on a quarterly basis to prepay on a pro rata basis outstanding loans at Orion MidWest and Orion NY. No distributions may be made under any circumstances after October 28, 2004 until the earlier of maturity or retirement. Orion MidWest's and Orion NY's obligations under the respective agreements are non-recourse.

    Liberty Credit Agreement. In July 2000, Liberty Electric Power, LLC (LEP) and Liberty Electric PA, LLC (Liberty), indirect wholly owned subsidiaries of Orion Power, entered into a facility, that provides for (a) a construction/term loan in an amount of up to $105 million; (b) an institutional term loan in an amount of up to $165 million; (c) a revolving working capital facility for an amount of up to $5 million; (d) an equity bridge loan in an amount of up to $41 million; and (e) a debt service reserve letter of credit facility of $17 million. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Orion Power.

    In May 2002, the construction loans were converted to term loans. As of the conversion date, the term loans had an outstanding principal balance of $270 million, with $105 million maturing through 2012 and the balance maturing through 2026. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. In addition, on the conversion date, a $17 million letter of credit, under the Liberty Credit Agreement, was issued in satisfaction of Liberty's obligation to provide a debt service reserve. The agreement also provides for a $5 million revolving working capital facility. There were no amounts outstanding under this facility at December 31, 2002. The debt service reserve letter of credit facility and the revolving working capital facility expire in May 2007.

    As of December 31, 2002, amounts outstanding under the Liberty credit agreement bear interest at a floating rate, which may be either LIBOR plus 1.25% or a base rate plus 0.25%, except for the institutional term loan which bears interest at a fixed rate of 9.02%. For the floating rate term loan, the LIBOR margin is 1.25% during the first 36 months from the conversion date, 1.375% during the next 36 months and 1.625% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date, 0.375% during the next 36 months and 0.625% thereafter. The LIBOR margin for the revolving working capital facility is 1.25% during the first 36 months from the conversion date and 1.375% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date and 0.375% thereafter. As of December 31, 2002, Liberty had $103 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. A $17 million letter of credit was also outstanding under the Liberty credit agreement.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the working capital facility (see note 12). Additionally, the Liberty credit agreement restricts Liberty's ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. As of December 31, 2002, restricted cash under the Liberty credit agreement totaled $27 million.

     For additional information regarding the Liberty credit agreement related issues and concerns, see note 12. Given that we believe that it is probable that a loan violation will occur and thus make the obligation callable before December 31, 2003, we have classified the debt as a current liability.

Other Long-term Debt

     Orion Power 12% Senior Notes. Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. The senior notes are senior unsecured obligations of Orion Power. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power's subsidiaries and are non-recourse to Reliant Resources. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is amortized using the effective interest rate method over the life of the senior notes and is recorded to interest expense. For the period February 20, 2002 to December 31, 2002, $5 million was amortized to interest expense for the senior notes. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes indenture contains covenants that include, among others, restrictions on the payment of dividends by Orion Power.

     Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the senior notes on March 21, 2002. The offer to repurchase expired on April 18, 2002. There were no acceptances of the offer to repurchase and the entire $400 million aggregate principal amount remains outstanding. Before May 1, 2003, Orion Power may redeem up to 35% of the senior notes issued under the indenture at a redemption price of 112% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, with the net cash proceeds of an equity offering provided that certain provisions under the indenture are met.

     Orion Power 4.5% Convertible Senior Notes. As of December 31, 2001, Orion Power had outstanding $200 million of aggregate principal amount of 4.5% Convertible Senior Notes (convertible senior notes), due on June 1, 2008. Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the convertible senior notes on March 1, 2002, which expired on April 10, 2002. During the second quarter of 2002, we repurchased $189 million in principal amount, at par value, under the offer to repurchase. During the fourth quarter of 2002, the remaining $11 million aggregate principal amount of the convertible senior notes were repurchased for $8 million, the gain was recorded in interest income.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

Principal Payments on Debt Obligations

     Below is a schedule of future principal payments for the above mentioned long-term debt and capital lease as of December 31, 2002. Amounts included in this schedule related to the Liberty Credit Agreement are based on the contractual maturity terms. All amounts outstanding under this credit agreement have been classified as current at December 31, 2002. See Liberty Credit Agreement above for further discussion.

                                                            (in millions)

                   2003.................................    $        168
                   2004.................................             134
                   2005.................................           1,095
                   2006.................................              10
                   2007.................................              10
                   Thereafter...........................             623
                                                            ------------
                        Total                               $      2,040
                                                            ============

Interest Rate Swap Agreements

     We have entered into a number of interest rate swaps designed to fix the rate of interest on portions of our Orion NY and Orion MidWest credit facilities. At December 31, 2002, the interest rate swaps had a total notional amount of $250 million on the Orion NY Credit Facility with an average maturity of 5 years and an average fixed rate of approximately 7.1 percent and $600 million on the Orion MidWest credit facility with an average maturity of 2.5 years and an average fixed rate of approximately 7.4 percent, see note 6.

(8)  Stock Option Plan

     On May 21, 1998, Orion Power adopted the 1998 Stock Incentive Plan (the
Plan) to provide for granting of stock options and other equity based awards to directors, officers, employees, and consultants. The Plan, as amended, provides that up to 7,500,000 shares of common stock may be issued pursuant to such options and other awards. Stock options may be granted at an exercise price as determined by the board of directors or a committee designated by the board of directors. Options generally are granted at fair market value at the date of grant, are exercisable in installments beginning one year from the date of grant, and expire 10 years after the date of grant. The plan permits the issuance of either incentive stock options or non-qualified stock options. The Merger (see note 1) resulted in the cancellation of all of the outstanding shares, warrants and options of Orion Power, and as such, our stock option plan was cancelled.

     We utilized the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), which defines a "fair value based method" of accounting for stock-based compensation and applies APB Opinion No. 25 and related interpretations in accounting for our stock option and stock purchase plans.

     We granted options to acquire shares of its common stock at an exercise price less than the fair value of our common stock. As of December 31, 2001, we recognized deferred compensation of $5 million to be amortized over the three-year vesting period. We recorded $1 million and $2 million of compensation expense related to these options for the years ended December 31, 2000 and 2001, respectively.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The following summarizes options granted to directors, officer and employees:

                                                    Number      Weighted-average
                                                   of shares     exercise price
                                                   ----------   ----------------
Outstanding at December 31, 2000..............      5,237,379      $   15.23
      Granted ................................        468,000          24.10
      Forfeited ..............................        (37,128)        (20.72)
      Exercised ..............................       (165,906)        (10.67)
                                                   ----------
Outstanding at December 31, 2001..............      5,502,345          16.17
                                                   ==========

Options exercisable at December 31, 2000......        678,352          10.66
Options exercisable at December 31, 2001......      1,871,744          13.08

     Exercise prices for options outstanding as of December 31, 2001, ranged from $10 to $29.80. The following table provides certain information with respect to stock options outstanding at December 31, 2001:

                                                                              Weighted-average
                                    Stock options       Weighted-average         remaining
     Range of exercise prices        outstanding         exercise price       contractual life
     ------------------------    ------------------    ------------------     ----------------
         $10.00 - $15.50              2,833,345        $         12.03                  8.47
         $15.51 - $20.00              2,308,000                  19.84                  8.92
         $20.01 - $29.80                361,000                  25.24                  9.44
                                 ------------------
                                      5,502,345                  16.17                  8.72
                                 ==================

     The following table provides certain information with respect to stock options exercisable at December 31, 2001:

                                             Stock options     Weighted-average
                Range of exercise prices      exercisable       exercise price
                ------------------------    ---------------    ----------------
                    $10.00 - $15.50            1,492,415         $     11.31
                    $15.51 - $20.00              375,478               20.00
                    $20.01 - $29.80                3,851               26.53
                                            --------------
                                               1,871,744               13.08
                                            ==============

     The weighted-average fair values at date of grant for options granted during 2000 and 2001 were $15.60 and $9.64, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                         Year ended            Year ended
                                      December 31, 2000    December 31, 2001
                                      -----------------    -----------------
Expected life in years .........             10                   10
Risk-free interest rate ........           5.11%                5.03%
Volatility .....................          35.00%                9.80%
Dividend yield .................             --                   --

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     Our pro forma information for the years ended December 31, 2000 and 2001, prepared in accordance with the provisions of SFAS No. 123, is provided below. For purposes of pro forma disclosures, stock-based compensation is amortized to expense on a straight-line basis over the vesting period:

                                                  Year ended              Year ended
                                              December 31, 2000        December 31, 2001
                                              -----------------        -----------------
                                               (in thousands, except per share amounts)
Pro forma net income ...................         $    17,853              $   86,071
Pro forma net income per common
    share-basic ........................                0.29                    0.87
Pro forma net income per common
    share-assuming dilution ............                0.28                    0.83

(9)  Earnings Per Share

     The following table presents our basic and diluted earnings per share (EPS) calculation for 2000 and 2001. As of December 31, 2002, all of our common stock was beneficially owned by Reliant Resources and therefore, EPS data is not presented for 2002:

                                                                Year ended December 31,
                                                          -----------------------------------
                                                               2000                2001
                                                          ---------------     ---------------
                                                          (in thousands except share and per
                                                                    share amounts)
Net Income - for basic EPS..............................  $        28,539     $       100,603
Effect of dilutive securities:
    Convertible securities..............................                -               3,414
                                                          ---------------     ---------------
Net Income - for diluted EPS............................  $        28,539     $       104,017
                                                          ===============     ===============
Diluted Weighted Average Shares Calculation:

Weighted average shares outstanding.....................           61,755              99,071
  Plus: Incremental shares from assumed conversions:
    Stock options.......................................              480               1,163
    Warrants............................................            2,203               3,936
    Convertible securities..............................                -               3,414
                                                          ---------------     ---------------
Weighted average shares assuming dilution...............           64,438             107,584
                                                          ===============     ===============

  Basic EPS.............................................  $          0.46     $          1.02
  Diluted EPS...........................................             0.44                0.97

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(10) Retirement Plans

     We acquired various pension and post-retirement plans as a part of the acquisitions of our hydroelectric assets, Orion NY facilities located in New York City (New York City assets) and MidWest assets. The following are reconciliations of our beginning and ending balances of our retirement plans' benefit obligations, plans' assets and funded status for 2001 and 2002:

                                                                         Defined benefit plans       Post retirement benefit plans
                                                                   --------------------------------  ------------------------------
                                                                    Former Orion     Current Orion    Former Orion   Current Orion
                                                                   --------------  ----------------  --------------  --------------
                                                                        2001              2002            2001           2002
                                                                   --------------  ----------------  --------------  --------------
                                                                    (in millions)    (in millions)    (in millions)  (in millions)
 Change in Benefit Obligation
   Benefit obligation at the beginning of the year.............    $         30.9    $         39.1    $       17.4   $        21.8
   Service cost................................................               3.0               3.4             1.3             1.7
   Interest cost...............................................               2.3               2.8             1.4             2.2
   Plan amendments.............................................               2.5               2.0               -               -
   Benefits paid...............................................              (1.1)             (1.1)              -               -
   Actuarial loss..............................................               1.5              11.4             1.7             2.2
                                                                   --------------    --------------    ------------   -------------
     Benefit obligation at the end of the year.................    $         39.1    $         57.6    $       21.8   $        27.9
                                                                   ==============    ==============    ============   =============
 Change in Plans Assets

   Fair value of plan assets at the beginning of the year......    $         12.3    $         19.8    $          -   $           -
   Actual return on plan assets................................               0.5              (0.9)              -               -
   Employer contributions......................................               8.1               6.0               -               -
   Benefits paid...............................................              (1.1)             (1.1)              -               -
                                                                   --------------    --------------    ------------   -------------
     Fair value of plan assets at the end of the year..........    $         19.8    $         23.8    $          -   $           -
                                                                   ==============    ==============    ============   =============

 Reconciliation of Funded Status

   Funded status of the plans at the end of the year...........    $        (19.3)   $        (33.8)   $      (21.8)  $       (27.9)
   Unrecognized actuarial net gains............................               1.3              14.3             3.3               -
   Unrecognized prior service costs............................               2.3               2.0               -            (6.6)
                                                                   --------------    --------------    ------------   -------------
     Accrued benefit costs.....................................    $        (15.7)   $        (17.5)   $      (18.5)  $       (34.5)
                                                                   ==============    ==============    ============   =============

     The components of our net periodic benefit cost and related actuarial assumptions for the years ended December 31, 2000 and 2001 and for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, were as follows:

                                                                     Defined benefit plans
                                            -----------------------------------------------------------------------
                                                             Former Orion                           Current Orion
                                            -------------------------------------------------     -----------------
                                             Year ended      Year ended      January 1, 2002      February 20, 2002
                                            December 31,    December 31,     through February      through December
                                                2000            2001             19, 2002              31, 2002
                                            ------------    ------------     ----------------     -----------------
                                                            (in millions)                           (in millions)
Components of net periodic benefit cost:
    Service cost..........................  $        2.2    $        3.0        $       0.4          $       3.0
    Interest cost.........................           1.9             2.3                0.3                  2.5
    Expected return on plan assets........          (1.0)           (1.1)                 -                 (1.9)
    Amortization of prior service cost....             -             0.2                0.2                    -
                                            ------------    ------------        -----------          -----------
       Net periodic benefit cost..........  $        3.1    $        4.4        $       0.9          $       3.6
                                            ============    ============        ===========          ===========

Assumptions as of December 31:
    Discount rate.........................          7.75%           7.25%              6.75%                6.75%
    Expected return on plan assets........          8.50%           8.50%              8.50%                8.50%
    Rate of compensation increase.........          4.00%           4.00%              4.50%                4.50%

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

                                                                  Post retirement benefit plans
                                             ----------------------------------------------------------------------
                                                              Former Orion                         Current Orion
                                             -------------- ----------------------------------- -------------------
                                               Year ended      Year ended     January 1, 2002    February 20, 2002
                                              December 31,    December 31,    through February    through December
                                                  2000            2001            19, 2002            31, 2002
                                             -------------- ---------------- ------------------ -------------------
                                                              (in millions)                        (in millions)
  Components of net periodic benefit cost:
    Service cost...........................    $       0.9    $       1.3     $       0.2         $       1.5
    Interest cost..........................            0.8            1.4             0.2                 2.0
                                             -------------- ---------------- ------------------ -------------------
      Net periodic benefit cost............    $       1.7    $       2.7     $       0.4         $       3.5
                                             ============== ================ ================== ===================

  Assumptions as of December 31:
    Discount rate..........................            7.5%           7.25%           6.75%               6.75%

     In 2001, we assumed an increase in health care rates of 8.0% that gradually decline to 5.0% by 2008. In 2002, we assumed an increase in health care rates of 12.0% that gradually decline to 5.5% by 2012.

     If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would increase by approximately 18.7%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 16.7%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would decrease by approximately 14.9%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 14.2%.

     During 2001, two of the defined benefit plans were amended to further clarify our obligation related to the cost sharing of certain early retirement costs. These amendments clarified the cost to be borne by the prior employer for the employees' periods of service and age at the time of acquisition by us for those employees electing early retirement. Through this clarification, we were better able to segregate the total obligation to an employee electing early retirement between the prior employer and us. The total cost of these amendments is $2.5 million and is being amortized over 12 years.

     Two of our pension plans were amended on October 15, 2002. A third plan contained the following features: subsidized optional forms of benefits, an early retirement subsidy, and a provision for a cost of living adjustment increase, while the other plans did not include these features. The two plans were amended to include these additional features.

Savings Plan

     We have employee savings plans that are tax-qualified plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and include a cash or deferred arrangement under Section 401(k) of the Code for all our employees.

     Under the various plans, participating employees may contribute a portion of their compensation, pre-tax or after-tax, generally up to a maximum of 15% of compensation, subject to statutory limits. Our savings plans matching contribution is a discretionary employer cash contribution. All prior and future employer contributions on behalf of such employees are subject to a five-year vesting schedule.

     Our savings plans benefit expense was $614,000, $8 million, $409,000 and $1.6 million in 2000 and 2001 and for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

Other Employee Matters

     As of December 31, 2002, approximately 68% of our employees are subject to collective bargaining arrangements. The agreements covering 8% of those employees will expire prior to December 31, 2003.

(11) Income Taxes

     The sources of and differences between the financial accounting and tax basis of our assets and liabilities, which give rise to the net deferred tax assets and net deferred tax liabilities as of December 31, 2001 and 2002, respectively, are as follows:

                                                               Former Orion                    Current Orion
                                                     --------------------------------- ------------------------------
                                                                   2001                             2002
                                                     --------------------------------- ------------------------------
                                                        Current         Long-Term         Current        Long-Term
                                                     --------------- ----------------- --------------- --------------
                                                              (in millions)                    (in millions)
 Accumulated deferred income taxes:
 Deferred tax assets:
    Allowance for doubtful accounts ................   $         -     $         -       $       0.4     $         -
    Inventory writedown ............................             -               -               3.8               -
    Net operating loss and credit carryforwards ....           0.7            10.1              18.2            35.8
    Valuation allowances ...........................             -               -                 -           (29.7)
    Employee benefits ..............................             -             1.2                 -            18.6
    Derivative contracts ...........................             -            25.2               8.0             8.7
    Contractual rights and obligations .............             -               -              13.7               -
    Environmental liability ........................             -               -                 -             6.5
    Adjustment to fair value of debt ...............             -               -              10.9            46.5
    Other ..........................................           5.1             1.1               1.2               -
                                                     --------------- ----------------- --------------- --------------
      Total deferred tax assets ....................           5.8            37.6              56.2            86.4
                                                     --------------- ----------------- --------------- --------------
 Deferred tax liabilities:
    Prepaid insurance ..............................             -               -              (2.1)              -
    Depreciation and amortization ..................           0.5           (38.8)                -          (456.0)
    Derivative contracts ...........................          (2.5)              -              (1.0)           (0.4)
    Contractual rights and obligations .............             -               -                 -           (11.4)
    Other ..........................................             -               -                 -            (4.2)
                                                     --------------- ----------------- --------------- --------------
      Total deferred liabilities ...................          (2.0)          (38.8)             (3.1)         (472.0)
                                                     --------------- ----------------- --------------- --------------
 Net accumulated deferred income tax assets
    (liabilities) ..................................   $       3.8     $      (1.2)      $      53.1     $    (385.6)
                                                     =============== ================= =============== ==============

     Our current and deferred components of income tax expense (benefit) were as follows:

                                                                      Former Orion                    Current Orion
                                                      ---------------------------------------------- -----------------
                                                                                     January 1, 2002 February 20, 2002
                                                        Year Ended     Year Ended        through          through
                                                       December 31,   December 31,     February 19,     December 31,
                                                           2000           2001             2002             2002
                                                      -------------- --------------- --------------- -----------------
                                                                      (in millions)                   (in millions)
Current:
    Federal .......................................     $      14.4    $      27.3     $     (24.6)    $     (67.0)
    State .........................................            13.8           (3.4)           (9.2)           (7.3)
                                                      -------------- --------------- --------------- -----------------
           Total current ..........................            28.2           23.9           (33.8)          (74.3)
                                                      -------------- --------------- --------------- -----------------
Deferred:
    Federal .......................................             1.1           27.1            (3.5)          109.8
    State .........................................            (9.1)           3.9            (1.3)            4.6
                                                      -------------- --------------- --------------- -----------------
           Total deferred .........................            (8.0)          31.0            (4.8)          114.4
                                                      -------------- --------------- --------------- -----------------
Total income tax expense (benefit) ................     $      20.2    $      54.9     $     (38.6)    $      40.1
                                                      ============== =============== =============== =================

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                                      Former Orion                    Current Orion
                                                      ---------------------------------------------- -----------------
                                                                                     January 1, 2002 February 20, 2002
                                                        Year Ended     Year Ended        through          through
                                                       December 31,   December 31,     February 19,     December 31,
                                                           2000           2001             2002             2002
                                                      -------------- --------------- --------------- -----------------
                                                                      (in millions)                   (in millions)
 Income tax expense (benefit) computed at federal
   statutory rates ..................................  $      17.0     $     54.4      $    (31.8)     $    (76.1)
 Non-deductible goodwill impairment .................            -              -               -           118.1
 Other ..............................................          0.1            0.1               -               -
 State income taxes, net of federal income tax
   benefit ..........................................          3.1           10.8            (6.8)            8.3
 State tax credits ..................................            -          (10.4)              -           (10.2)
                                                      -------------- --------------- --------------- -----------------
 Total income tax expense (benefit) .................  $      20.2     $     54.9      $    (38.6)     $     40.1
                                                      ============== =============== =============== =================
 Effective tax rate .................................         41.5%          35.3%           42.5%             NM (1)

------------
(1) Not meaningful as we had a pre-tax loss of $217.3 million and income tax expense of $40 million. The primary reason is due to our goodwill impairment of $338 million, for which no tax benefit can be recognized, as the goodwill is non-deductible.

     Tax Attribute Carryovers. As of December 31, 2002, we had federal and state net operating loss carryovers of $435 million, which are due to expire in tax years 2016 through 2022.

     During 2002, a valuation allowance of $29.7 million was established as part of purchase accounting (see note 4). This valuation allowance resulted from our assessment of our future ability to use federal and state net operating losses.

     The income tax receivable of $47 million at December 31, 2002 is related to state income taxes.

     As of December 31, 2001 and 2002, we had goodwill recorded in our consolidated balance sheets that is deductible for United States income tax purposes for future periods with a tax basis of $113 million and $105 million, respectively.

(12) Commitments and Contingencies

Lease Commitments

     We have entered into various non-cancelable operating lease arrangements for office space, storage space, office furniture and vehicles. These leases terminate at various dates through 2022.

     Future minimum payments due under these leases are as follows (in thousands):

                                                        Capital Leases     Operating Leases
                                                       ------------------ -------------------
         2003 .......................................    $          126     $        1,797
         2004 .......................................               126              1,772
         2005 .......................................               126              1,357
         2006 .......................................               126                529
         2007 .......................................               126                335
         Thereafter .................................               893              3,882
                                                       ------------------ -------------------
             Subtotal ...............................             1,523     $        9,672
                                                                          ===================
         Interest ...................................              (453)
                                                       ------------------
             Total ..................................    $        1,070
                                                       ==================

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     On November 10, 1999, Erie Boulevard entered into a capital lease arrangement for the land at the Watertown hydroelectric plant located in Potsdam, New York. This land houses a maintenance facility and a regional headquarters for the hydroelectric assets. The lease began at the completion of the facility, in October 2000, and expires in 2015. Under the terms of the lease, the monthly payments are $10,500. Erie Boulevard has the option to purchase the land for $450,000 at the end of the lease term.

     Total rental expense for 2000 and 2001 and for the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, was $1.8 million, $1.8 million, $200,000 and $1.6 million, respectively.

Property Tax Agreement With Niagara Mohawk

     As part of the acquisition of the hydroelectric assets, Orion NY has entered into a tax savings sharing agreement with Niagara Mohawk. As part of this agreement, Niagara Mohawk will receive 25 percent of any funds received by Orion NY from the settlement of property tax litigation filed for the tax years 1994 through 1999, after expenses, not to exceed $20 million. Upon receipt of a settlement from the appropriate taxing authority, we will recognize a liability due to Niagara Mohawk for their 25% portion of the settlement proceeds. Orion NY has received favorable tax rulings from eleven local jurisdictions. Approximately $800,000 was paid to Niagara Mohawk in 2002. There are four more property tax jurisdictions for which judgment from the local tax authorities is pending. Upon settlement of the disputes in these remaining jurisdictions, obligations under this agreement will terminate.

Fuel Contracts and Transportation Commitments

     We have entered into various fuel contracts and transportation commitments for oil and coal to operate our generating assets. These contracts expire at various dates through September 30, 2022. Prices are set at current market indices based on the type of fuel, time of year and advance notice from us to the supplier. Fuel and transportation minimum purchase commitments through 2007 are as follows as of December 31, 2002:

                                                Fuel          Transportation
                                             Commitments       Commitments
                                          ----------------- ------------------
                                                      (in millions)
            2003 ........................   $         109.0    $           7.3
            2004 ........................              67.6               11.4
            2005 ........................              62.8               11.3
            2006 ........................               9.3               11.3
            2007 ........................                 -               11.3
                                          -----------------  -----------------
                 Total ..................   $         248.7    $          52.6
                                          =================  =================

Tolling Agreement for Liberty's Electric Generating Station.

     The output of Liberty's electric generating station is contracted under a tolling agreement between LEP and PG&E Energy Trading-Power, L.P. (PGET) for an initial term through September 2016, with an option by PGET to extend the initial term for an additional two years. Under the tolling agreement, PGET has the exclusive right to receive all electric energy, capacity and ancillary services produced by the Liberty electric generating station, and PGET must pay for all fuel used by the Liberty electric generating station.

     The tolling agreement requires PGET to maintain guarantees, issued by entities having investment grade credit ratings, for its obligations under the tolling agreement. During 2002, several rating agencies downgraded to sub-investment grade the debt of the two guarantors of PGET, PG&E National Energy Group, Inc. and PG&E Gas Transmission Northwest Corp. Due to the fact that PGET did not post replacement security within the period required under the tolling agreement, the downgrade constitutes an event of default by PGET under the tolling agreement. The Liberty credit facility restricts the ability of LEP to terminate the tolling agreement. There is also a requirement in the Liberty credit facility that Liberty and LEP enforce all of their respective rights under the tolling agreement. Liberty and LEP have received a waiver from the lenders under the Liberty credit facility from the requirement that they enforce all of their respective rights under the tolling agreement. In return for this waiver,

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

Liberty and LEP have agreed that for the term of the waiver, they would not be able to make draws on the working capital facility that is available under the Liberty credit facility. The current waiver expires on April 30, 2003. There is no assurance that Liberty and LEP will be able to receive an extension of this waiver. If Liberty is unable to obtain an extension to the waiver, then the lenders may claim that Liberty is in breach and, if said breach is not cured, that there is an event of default under the Liberty credit facility.

     In addition, on August 19, 2002, and September 10, 2002, PGET notified LEP that it believed LEP had violated the tolling agreement by not following PGET's instructions relating to the dispatch of the Liberty electric generating station during specified periods. The September 10, 2002 letter also claims that LEP did not timely provide PGET with certain information to make a necessary FERC filing. While LEP does not agree with PGET's interpretation of the tolling agreement regarding the dispatch issue, LEP agreed to (a) compensate PGET approximately $17,000 for the alleged damages attributable to the claims raised in the August 19, 2002 letter and (b) treat several hours of plant outages as forced outages for purposes of the tolling agreement, thereby resolving the issues raised in the August 19 letter (which compensation and treatment are not believed to be material). The tolling agreement generally provides that covenant-related defaults must be cured within 30 business days or they will (if material) result in an event of default, entitling the non-defaulting party to terminate. On April 11, 2003, PGET extended this cure period (relating to the September 10, 2002 letter) to May 9, 2003. LEP has made the necessary FERC filing and is in negotiations with PGET regarding financial settlement for this issue for approximately $1 million. Further, LEP also believes that it has settled the monetary impact of any violation relating to the dispatch issue. While there can be no assurances as to the outcome of this matter, LEP believes that it will be able to resolve the issues raised in the September 10, 2002 letter without causing an event of default under the tolling agreement. However, if LEP is unable to resolve the issues and PGET declares an event of default, then PGET would be in a position to terminate the tolling agreement. In addition to the material adverse effect such a termination would have on Liberty as discussed below, such a termination may also result in PGET drawing on the $35 million letter of credit posted by Reliant Resources on behalf of LEP under the tolling agreement.

     LEP currently receives a fixed monthly payment from PGET under the tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support.

     No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws. We would not be in default under our other debt agreements if any of these events occur at Liberty.

     As of December 31, 2002, the combined net book value of LEP and Liberty was $425 million, excluding the non-recourse debt obligations of $268 million.

     In December 2002, we evaluated the Liberty electric generating station and the related tolling agreement for impairment. Based on our analyses, there were no impairments. The fair value of the Liberty electric generating station was determined based on an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per megawatt, based on publicly available data for recently completed transactions; and a replacement cost approach. If the tolling agreement is terminated and there is not a waiver from the lenders for this event of default, it is possible the lender would initiate foreclosure proceedings against LEP and Liberty. If the lenders foreclose on LEP and Liberty, we believe we could incur a pre-tax loss of an amount up to our recorded net book value with the potential of an additional loss due to an impairment of goodwill allocated to LEP as a result of the foreclosure. Under the tolling agreement, a non-defaulting party who terminates the tolling agreement is entitled to calculate its damages in accordance with specified criteria; the non-defaulting party is the only party entitled to damages. The defaulting party would be entitled to refer such damage calculation to arbitration. The institution of any arbitration could delay the receipt of such damages for an extended period of

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

time. In addition, if PGET is the defaulting party, the payment of damages, if any, could be further delayed if PGET and one or more of the guarantors of PGET's obligations seeks protection from creditors under the bankruptcy laws. Such filings also may result in LEP receiving significantly less in damages than to which it might otherwise be entitled. In the event of a termination, if PGET is the defaulting party and LEP is entitled to the payment of damages as a result of the termination, any amounts recovered from PGET would be handled in accordance with the Liberty credit facility. The most likely result is that the damages would be paid into an account that is pledged to the lenders under the credit facility, and that most or all such damages would be applied by the lenders to prepay the Liberty credit facility.

Provider of Last Resort Agreements

     As part of our acquisition of seven facilities located in Ohio and western Pennsylvania in April 2000, we entered into two provider of last resort contracts with DLC. Under these contracts, we are obligated for a specific period to provide energy to DLC to meet its obligations to satisfy the demands of any customer in the DLC service area that does not elect to buy energy from a competitive supplier as allowed by the Pennsylvania state deregulatory initiatives or that elects to return to DLC as the designated provider of last resort. Under these contracts, we must provide all of the energy necessary to meet the contractual requirements with no minimum and no maximum quantity and DLC must buy all of the energy needed to satisfy its provider of last resort obligation from us.

     The provider of last resort contracts are wholesale contracts between DLC and us and we have no responsibility for selling energy directly to the related retail customers. Therefore, we have no involvement in billing retail customers or collecting amounts owed by retail customers.

     Under the initial provider of last resort contract (the POLR I Agreement), the prices we receive are a specified portion of DLC's current retail rates, which have been approved by the Pennsylvania Public Utility Commission (PAPUC), as adjusted for taxes and transmission line losses.

     The POLR I Agreement continues in effect for each rate class until the amount of DLC's stranded costs allocated to that rate class have been recovered through the surcharge being added to each customer's monthly bill. For three rate classes, all stranded costs have already been recovered; therefore, the provider of last resort obligation under the POLR I Agreement is satisfied for these rate classes. The remaining rate classes are projected to complete stranded cost recovery by December 2004.

     Upon completion of stranded cost recovery for any rate class, the energy requirements of such rate class are then provided under the second provider of last resort contract (the POLR II Agreement) between DLC and us from March 2002 until December 31, 2004. The POLR II Agreement becomes effective for each DLC retail customer class as that class comes off the retail tariff that relates to the POLR I Agreement. Except for one rate class, the POLR II agreement is expected to be completely phased in by October 2003. The POLR II Agreement differs from the originally applicable tariff and the POLR I Agreement in certain respects, including:

          . the penalty for failure to deliver energy, which causes DLC to reduce energy provided to consumers, will be reduced from $1,000 to $100 per megawatt hour of shortfall under most circumstances (which penalty is still in addition to imbalance charges payable by us under both POLR Agreements with respect to such shortfall based on the applicable tariff rates); and

          . we will be paid rates that are approximately 5 to 7 percent higher per megawatt hour, although the actual increase depends on actual demand in each rate class.

     Given the historical demand for energy from provider of last resort customers and the historical energy generation from our assets located in Ohio and Pennsylvania and West Virginia, we generally expect to produce more energy than needed to meet our provider of last resort obligations under the POLR Agreements. We will attempt to sell this excess energy and will receive the prevailing market price at the time. The provider of last resort demand, however, will fluctuate on a continuous, real-time basis, and will likely peak during summer and winter, on weekdays, and during some hours of the day. This could cause the provider of last resort demand to be greater than the amount of energy we are able to generate at any given moment. As a result, we may need to purchase energy

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

from the market to cover our contractual obligations. This is likely to occur at times of higher market prices, although the price we receive will be determined as described above and will not fluctuate with the market. This situation could also arise or worsen if we have operational problems at one or more of our generating facilities that reduce their ability to produce energy. Failure to provide sufficient energy could give rise to penalties under both the POLR I and POLR II Agreements. A severe under-delivery of energy that forces DLC to deny some customers energy could give rise to penalties of $1,000 per megawatt hour under the POLR I Agreement or $100 or $1,000 per megawatt hour under the POLR II Agreement, depending upon the circumstances of such under-delivery. As the number of rate classes eligible for provider of last resort service under the POLR I Agreement decreases, we will be potentially entitled to the reduced damages of $100 per megawatt hour under the POLR II Agreement with respect to more rate classes, so we believe that the risk of $1,000 per megawatt hour damages will decrease appreciably as more rate classes transition to the POLR II Agreement.

     In addition to providing energy to DLC under the POLR I and POLR II Agreements, we provide certain ancillary services to DLC under a separate ancillary services agreement. We provide the amount of such services necessary to meet DLC's pro rata share of its service territory's load at fixed rates per kilowatt per month for each such service. Failure to provide the required amount of such services obligates us to pay certain market damages with respect to any shortfall.

     Agreements and Amendments to Agreements with DLC. On February 15, 2002, we and DLC executed a capacity agreement, amendments to the POLR I and POLR II Agreements, and an amended and restated ancillary services agreement, as well as amendments to certain related agreements. We entered into such agreements and amendments with DLC to facilitate DLC's entry into the PJM West regional transmission organization. Effectiveness of all of the foregoing was conditioned upon receipt of the consent of our lenders as well as the satisfaction of a number of other conditions precedent, including, without limitation, approval by the PAPUC of certain changes to DLC's retail and supplier tariffs (the DLC Tariffs) to allow DLC to pass on to the applicable customers amounts payable by DLC under the capacity agreement and additional amounts under the amended and restated ancillary services agreement. DLC filed a petition with the PAPUC seeking such modifications to the DLC Tariffs.

     On August 1, 2002, DLC sent a letter to the PAPUC regarding DLC's analysis of the effect of the FERC notice of proposed rulemaking on standard market design (issued July 31, 2002) on DLC's petition to modify the DLC Tariffs. In the August 1, 2002 letter, DLC stated that FERC's proposed rulemaking justifies delaying its efforts to join PJM West and to secure capacity reserves required by PJM West, and thus sought a finding from the PAPUC that it would be premature to approve DLC's petition at this time. The PAPUC ruled in favor of DLC, granting them the requested delay, which resulted in the capacity agreement and all of the amendments mentioned above, terminating automatically on August 14, 2002. The termination of the capacity agreement and such amendments did not affect the validity or enforceability of the POLR I or II Agreements.

Capacity Sale and Tolling Agreement

     On November 18, 1998, Carr Street, a 102 megawatt natural gas-fired facility acquired from US Generating Company, LLC, entered into a Capacity Sale and Tolling Agreement (the Sales Agreement) with Constellation Power Source
(CPS) for a period of five years. Under the terms of the Sales Agreement, CPS provides all fuel to the Carr Street facility and receives from the facility all of the capacity, electric energy and other products generated by the facility. As consideration, Carr Street will receive capacity payments, electric revenue based on the amount of electric energy produced and sold to CPS, certain start-up fees and market steam reimbursable costs. The minimum required payment to be received by Carr Street is approximately $4 million in 2003.

Environmental Matters

     In connection with the acquisition of 70 hydro plants in northern and central New York, three gas/oil-fired plants in New York City, and one gas/oil-fired plant in Central New York, Orion Power assumed the liability for the environmental remediation at several properties. Orion Power developed remediation plans for each of the subject properties and entered into Consent Orders with the New York State Department of Environmental Conservation

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(NYSDEC) at the three New York City sites and one hydro site for releases of petroleum and other substances by the prior owners. As of December 31, 2002, the liability assumed and recorded by us for these assets was approximately $8 million, on an undiscounted basis, which we expect to pay out through 2006.

     In connection with the acquisition of MidWest assets by Orion Power, Orion Power became responsible for the liability associated with the closure of three ash disposal sites in Pennsylvania. As of December 31, 2002, the liability assumed and recorded by us for these disposal sites was approximately $14 million, on an undiscounted basis, with an estimated $1 million to be paid over the next five years.

     On an ongoing basis, we monitor our compliance with environmental laws. Due to the uncertainties associated with environmental compliance and remediation activities, future costs of compliance or remediation could be higher or lower than the amounts currently estimated and accrued.

Litigation and Claims

     We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. We believe that the effects on our consolidated financial statements, if any, from the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

(13) Estimated Fair Value of Financial Instruments

     The fair values of financial instruments, including cash and cash equivalents, certain short-term and long-term borrowings (excluding any fixed-rate debt and other borrowings as discussed below) and derivative assets and liabilities are equivalent to their carrying amounts in the consolidated balance sheets. The fair values of derivative assets and liabilities as of December 31, 2001 and 2002 have been determined using quoted market prices for the same or similar instruments when available or other estimation techniques, see note 6.

     As of December 31, 2001, the principal amount and related market value of our fixed rate debt was approximately $765 million and $866 million, respectively. As of December 31, 2002, the principal amount and related market value of our fixed-rate debt, excluding Liberty's fixed rate debt of $165 million, was $400 million, and $323 million, respectively, (there was no active market for the fixed-rate Liberty debt of $165 million as of December 31, 2002). The market value of our fixed-rate debt is based on our incremental borrowing rates for similar types of borrowing arrangements. Due to our current situation with Liberty (see note 12), if the holders of our fixed-rate Liberty debt of $165 million were to have tried to sell such debt instrument to a third-party, the price which could have been realized could be substantially less than the face value of the debt instrument and substantially less than our principal amount as of December 31, 2002.

(14) Stockholders' Equity

     The Merger (see note 1) resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Subsequently, all of our common stock was beneficially owned by Reliant Resources.

     In the Merger, a wholly owned subsidiary of Reliant Resources (Merger Subsidiary) was merged into Orion Power. Orion Power was the surviving entity. In accordance with the Merger, effective on February 19, 2002, Orion Power converted each issued and outstanding share of common stock, par value $0.01, into the right to receive $26.80 per share in cash resulting in the cancellation of all issued and outstanding shares, warrants and options of Orion Power. Additionally, each share of common stock of Merger Subsidiary, par value $1.00 per share, issued and outstanding immediately prior to February 19, 2002 was converted into one share of common stock of Orion Power. As of December 31, 2002, we had 1,000 shares authorized, issued and outstanding with a par value of $1.00 per share.

     The following describes our equity transactions prior to our Merger with Reliant Resources:

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     The Second Amended and Restated Stockholder's Agreement (the Agreement) dated November 5, 1999 stated that at the time of a capital call, Orion Power would issue warrants to GS Capital partners II, L.P. (GSCP) and CPS for shares of Orion Power common stock in accordance with certain formulas, as defined in the Agreement. Under the terms of the original stockholders agreement between CPS and GSCP, only GSCP was entitled to receive warrants. The warrants had an exercise price equal to the subscription price of the common stock ($10.00 or $15.50) and expire on the tenth anniversary of their issuance. The warrant holder may exercise the warrants for an equivalent number of shares of Orion Power common stock when accompanied by payment of the full exercise price. The warrant holder may also exercise the warrant without payment and would be entitled to a number of shares of Orion Power common stock equivalent to (x) the difference between the aggregate Current Market Price, as defined, less the aggregate exercise price, divided by (y) the Current Market Price of one share of common stock. As of December 31, 2000 and 2001, 6,400,400 warrants had been issued by Orion Power to GSCP and 705,900 warrants have been issued to Constellation Holdings, Inc., respectively. No warrants have been exercised as of December 31, 2001. No more capital is subject to call under this agreement and no more warrants are issuable subsequent to the Merger with Reliant Resources.

     In March 1998, November 1998, December 1998, June 1999, July 1999, September 1999 and April 2000, GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises made equity investments pursuant to capital calls based upon their respective commitments. These funds were primarily used to finance acquisitions. GS Capital Partners II, L.P. and affiliated investment partnerships purchased 30,000,000 shares and Constellation Enterprises and affiliates purchased 17,500,000 shares pursuant to those capital calls. Pursuant to the stockholders' agreement, in connection with several capital calls, we issued warrants to GS Capital Partners II, L.P. and affiliated investment partnerships to purchase a total of 5,034,257 shares of our common stock at an exercise price of $10.00 per share and 1,366,143 shares at an exercise price of $15.50 per share, and to Constellation Enterprises to purchase a total of 705,900 shares at an exercise price of $10.00 per share. No more capital is subject to call under this agreement and no more warrants are issuable subsequent to the Merger with Reliant Resources.

     On November 14, 2000, the Company completed its initial public offering in the amount of $550 million, comprised of 31,625,000 shares. Net proceeds were approximately $444 million, approximately $209 million of which were used to acquire Columbia Electric Corporation. The remaining $244 million was to be used for other acquisitions and/or development projects and for general corporate purposes, of which $100 million was used to fund construction of the Ceredo Generating Station, $24 million was used for general corporate operating expenses, and $120 million remained available as cash at December 31, 2000. None of such payments were made to directors, officers or 10% or more stockholders or to any associates or affiliates of the foregoing.

     On June 6, 2001, we completed a $356 million common stock offering, comprised of 10,400,000 shares sold by us and 2,600,000 shares sold by certain selling stockholders at a gross per share offering price of $27.35, resulting in net proceeds of approximately $273 million. Concurrent with this offering, we completed a $200 million offering of 4.50% convertible senior notes.

(15) Restricted Net Assets of Subsidiaries

     Certain of our subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their credit agreements. The amount of restricted net assets of our subsidiaries at December 31, 2002 is approximately $2.2 billion.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

(16) Unaudited Quarterly Financial Information

     Summarized unaudited quarterly information is as follows:

                                                                              Former Orion
                                                     ---------------------------------------------------------------
                                                                                     Quarter ended   Quarter ended
                                                     Quarter ended   Quarter ended   September 30,    December 31,
                                                     March 31, 2001  June 30, 2001        2001            2001
                                                     --------------- --------------- --------------- ---------------
                                                                (in thousands, except per share amounts)
Operating revenues .................................   $   275,772     $   305,699     $   381,747     $   227,081
Operating income ...................................        73,379          82,973         138,954          41,512
Net income (loss) ..................................        15,117          21,334          64,874            (722)
Net income (loss) per share - basic ................          0.16            0.22            0.63           (0.01)
Net income (loss) per share - diluted ..............          0.15            0.21            0.58           (0.01)

                                      Former Orion                            Current Orion
                                     --------------- ----------------------------------------------------------------
                                     January 1, 2002
                                         through      February 20,                   Quarter ended   Quarter ended
                                       February 19,   2002 through   Quarter ended   September 30,    December 31,
                                          2002       March 31, 2002  June 30, 2002        2002            2002
                                     --------------- --------------- --------------- --------------- ----------------
                                     (in thousands)                          (in thousands)
Operating revenues .................   $   122,408     $   113,009     $   290,445     $   420,640     $   197,949
Operating income (loss) ............       (66,819)         32,207          82,152         139,986        (351,268)
Net income (loss) ..................       (52,174)         13,090          27,558          61,370        (359,434)

(17) Subsequent Events

     As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements have been triggered pursuant to a power purchase agreement between Orion NY and Niagara Mohawk. The collateral requirements call for approximately $20 million to be posted, based on a contractual provisions relating to creditworthiness and market exposure. The $20 million was posted as a combination of cash and letters of credit. In the event that our credit rating improves or Niagara Mohawk's exposure is reduced below zero, per the agreement, we may be entitled to a return of the collateral on deposit.

     Our credit rating downgrade has also triggered a provision in a power contract between Orion MidWest and one of its customers, which will require us to provide collateral of approximately $17 million. We are still in negotiations regarding the details of this posting.

     Orion Power is a guarantor of the Reliant Resources Amended and Restated Credit and Guaranty Agreement dated as of March 28, 2003, subject to certain limitations under the Orion 12% Senior Note Indenture. These limitations limit the amount of our guaranty based on the fixed charge ratio, consolidated tangible assets, and restricted payment ceiling tests. As a subsidiary of Reliant Resources, the March 2003 credit facility also restricts Orion Power's and its subsidiaries ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Our failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

           For the Three Years Ended December 31, 2000, 2001 and 2002

     On March 26, 2003, the FERC instituted proceedings directing RES and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to us pursuant to a services agreement. See note 3 for further discussion of the services agreement. These proceedings arose in connection with certain actions taken by one of RES's traders and one of BP's traders relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by us. RES has twenty-one days to respond to the FERC. We cannot predict the outcome of these matters or the impact they could have on us.

     The following is a copy of a report previously issued by Arthur Andersen LLP (Andersen). The report has not been reissued by Andersen. For the 2000 and 2001 cash flow statements, the Company has presented amortization of deferred financing fees separately from depreciation and amortization. The Andersen report states that it is included in "this Form 10-K". The Andersen report does not extend to this change to the 2000 and 2001 consolidated financial statements. The report was originally included in a Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2001.

Report of Independent Public Accountants

To Orion Power Holdings, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Orion Power Holdings, Inc. and subsidiaries, incorporated by reference in this Form 10-K, and have issued our report thereon dated February 19, 2002. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index of financial statements is the responsibility of the company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ Arthur Andersen LLP

Vienna, Virginia
February 19, 2002

                           ORION POWER HOLDINGS, INC.
         CONDENSED FINANCIAL INFORMATION OF ORION POWER HOLDINGS, INC.
                            CONDENSED BALANCE SHEETS
                             (Thousands of Dollars)

                                                                 Former Orion       Current Orion
                                                              ------------------ -------------------
                                                               December 31, 2001  December 31, 2002
                                                              ------------------ -------------------
                                   Assets
Current assets:
  Cash and cash equivalents ..............................    $          168,607 $             6,220
  Restricted cash ........................................                   518                   -
  Receivable from affiliates, net ........................               231,916                   -
  Income taxes receivable ................................                     -              45,458
  Accumulated deferred income taxes ......................                   253                 973
  Other ..................................................                   657                 371
                                                              ------------------ -------------------
Total current assets .....................................               401,951              53,022
                                                              ------------------ -------------------

Property, plant and equipment, net .......................                 3,009                 504

Other assets:
  Accumulated deferred income taxes ......................                11,219              32,549
  Deferred financing fees, net ...........................                16,322                   -
  Other ..................................................                 1,736               1,050
   Investment in subsidiaries and goodwill, net ..........             1,817,359           3,282,695
                                                              ------------------ -------------------
Total other assets .......................................             1,846,636           3,316,294
                                                              ------------------ -------------------
Total assets .............................................    $        2,251,596 $         3,369,820
                                                              ================== ===================

                    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .......................................    $            4,560 $                69
  Payable to affiliates, net .............................                     -               7,889
  Current portion of long-term debt ......................                     -               7,506
  Accrued expenses .......................................                 5,383               4,965
  Accrued interest .......................................                 8,962               8,000
                                                              ------------------ -------------------
Total current liabilities ................................                18,905              28,429
                                                              ------------------ -------------------
Long-term debt ...........................................               600,000             465,821
Other ....................................................                     -               3,737
                                                              ------------------ -------------------
Total liabilities ........................................               618,905             497,987
                                                              ------------------ -------------------

Stockholders' equity:
  Common stock ...........................................                 1,037                   1
  Additional paid-in capital .............................             1,503,891           3,152,701
  Deferred compensation ..................................                (1,763)                  -
  Notes receivable from officers .........................                (3,736)                  -
  Accumulated other comprehensive loss ...................                     -             (23,453)
  Retained earnings (deficit) ............................               133,262            (257,416)
                                                              ------------------ -------------------
Total stockholders' equity ...............................             1,632,691           2,871,833
                                                              ------------------ -------------------

                                                              ------------------ -------------------
Total liabilities and stockholders' equity ...............    $        2,251,596 $         3,369,820
                                                              ================== ===================

 See Notes to our Condensed Financial Statements and our Consolidated Financial
                                   Statements

                           ORION POWER HOLDINGS, INC.
         CONDENSED FINANCIAL INFORMATION OF ORION POWER HOLDINGS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                             (Thousands of Dollars)

                                                                      Former Orion                    Current Orion
                                                     ----------------------------------------------   --------------
                                                                                       January 1,     February 20,
                                                       Year Ended       Year Ended     2002 through    2002 through
                                                      December 31,     December 31,    February 19,    December 31,
                                                          2000             2001            2002            2002
                                                     ---------------  -------------   -------------   --------------
General, administrative and development ...........  $       (12,513) $     (22,908)  $     (49,799)  $     (10,275)
Depreciation and amortization .....................             (346)        (1,278)           (119)              -
Buyout of operations and maintenance contracts
    with related party ............................          (19,000)             -               -               -
Equity in earnings (loss) from subsidiaries and
    impairment of goodwill ........................           65,711        188,266         (18,972)       (229,891)
Interest income ...................................            6,019          9,435             360           1,877
Interest expense ..................................          (35,633)       (56,172)         (8,215)        (39,371)
                                                     ---------------  -------------   -------------   -------------

Income (loss) before income taxes .................            4,238        117,343         (76,745)       (277,660)
Income tax expense (benefit) ......................          (24,301)        16,740         (24,571)        (20,244)

                                                     ---------------  -------------   -------------   -------------
Net income (loss) .................................  $        28,539  $     100,603   $     (52,174)  $    (257,416)
                                                     ===============  =============   =============   =============

      See Notes to our Condensed Financial Statements and our Consolidated
                              Financial Statements

                           ORION POWER HOLDINGS, INC.
         CONDENSED FINANCIAL INFORMATION OF ORION POWER HOLDINGS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)

                                                                            Former Orion                     Current Orion
                                                         -----------------------------------------------    ---------------
                                                                                              January 1,     February, 20
                                                           Year Ended       Year Ended       2002 through    2002 through
                                                          December 31,     December 31,      February 19,    December 31,
                                                              2000             2001              2002            2002
                                                         ---------------  ---------------   --------------  ---------------
    Cash flows from operating activities:
      Net income (loss) ...............................  $        28,539  $       100,603   $      (52,174) $      (257,416)
      Adjustments to reconcile net income (loss) to
        net cash used in operating activities
        Equity in earnings from subsidiaries and
          impairment of goodwill ......................          (65,711)        (188,266)          18,972          229,891
        Amortization of the revaluation of debt .......                -                -                -           (5,927)
        Deferred income taxes .........................          (24,301)          16,740           48,767            2,132
        Amortization of deferred financing fees .......            1,082            2,498              317                -
        Depreciation and amortization .................              346            1,278              119                -
        Deferred compensation .........................            1,303            1,596            1,763                -
        Interest income on officers' notes
          receivable ..................................             (244)           2,180                -                -
      Change in assets and liabilities:
        Restricted cash ...............................              651             (518)            (583)           1,101
        Receivable from affiliates ....................         (132,798)         (82,006)         (66,559)          57,253
        Other assets ..................................           (3,362)           1,101              495              480
        Accounts payable ..............................              742             (182)          14,618          (15,601)
        Accrued expenses ..............................           12,497           (7,843)           2,308            2,099
        Income taxes receivable .......................                                            (33,947)         (63,195)
                                                                       -                -
        Accrued interest ..............................            6,076              725            7,758            8,000
                                                         ---------------  ---------------   --------------  ---------------
      Net cash used in operating activities ...........         (175,180)        (152,094)         (58,146)         (41,183)
                                                         ---------------  ---------------   --------------  ---------------
    Cash flows from investing activities:
      Purchase of property, equipment and related
           assets in acquisition, net .................             (397)          (1,518)            (112)            (504)
      Distributions received from subsidiary ..........                -           86,466                -                -
      Investment made in subsidiaries .................         (914,333)        (364,728)         (37,944)         (75,557)
                                                         ---------------  ---------------   --------------  ---------------
      Net cash used in investing activities ...........         (914,730)        (279,780)         (38,056)         (76,061)
                                                         ---------------  ---------------   --------------  ---------------
    Cash flows from financing activities:
      Issuance of common stock, net ...................          758,682          273,530              491                -
      Capital contribution from stockholders .........                 -                -                -          246,832
      Payments of deferred financing fees .............          (13,200)          (6,702)               -                -
      Proceeds from senior notes and credit facility ..          420,000          200,000                -           60,000
      Payments on debt ................................          (20,000)               -                -         (260,000)
      Payment on officers' notes receivable ...........                -                -            3,736                -
                                                         ---------------  ---------------   --------------  ---------------
      Net cash provided by financing activities .......        1,145,482          466,828            4,227           46,832
                                                         ---------------  ---------------   --------------  ---------------
      Change in cash and equivalents ..................           55,572           34,954          (91,975)         (70,412)
      Cash and cash equivalents, beginning of period ..           78,081          133,653          168,607           76,632
                                                         ---------------  ---------------   --------------  ---------------
      Cash and cash equivalents, end of period ........  $       133,653  $       168,607   $       76,632  $         6,220
                                                         ===============  ===============   ==============  ===============
    Supplemental cash flow information disclosure:
      Cash paid for:
        Interest ......................................  $        28,475  $        52,949   $            -  $        50,942
                                                         ===============  ===============   ==============  ===============
        Income taxes ..................................                -                -                -                -
                                                         ===============  ===============   ==============  ===============
  Noncash disclosures:
    Notes receivable from officers ....................  $         5,001  $             -   $            -  $             -
                                                         ===============  ===============   ==============  ===============
   Conversion of notes payable to equity ..............           71,086                -                -                -
                                                         ===============  ===============   ==============  ===============

      See Notes to our Condensed Financial Statements and our Consolidated
                              Financial Statements

                           ORION POWER HOLDINGS, INC.
          CONDENSED FINANCIAL INFORMATION OF ORION POWER HOLDINGS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

    The accompanying condensed financial information of Orion Power Holdings, Inc. (Orion Power Holdings) presents the financial position, results of operations and cash flows of Orion Power Holdings with the investment in, and operations of, consolidated subsidiaries on the equity method of accounting. This information should be read in conjunction with the Orion Power Holdings, Inc. and Subsidiaries Consolidated Financial Statements included elsewhere in this report.

Restricted Net Assets of Subsidiaries

     Certain of our subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their credit agreements. The amount of restricted net assets of our subsidiaries at December 31, 2002 is approximately $2.2 billion.

Lease Commitments

    Orion Power has entered in various non-cancelable operating lease arrangements for office space and storage space. These leases terminate in 2005. Future minimum payments due under these leases are as follows (in thousands):

                  2003 ..........................   $    318
                  2004 ..........................        318
                  2005 ..........................        159
                                                    --------
                                                    $    795
                                                    ========

    Total rental expense for 2000 and 2001 and for the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002 was $205,000, $377,000 and $43,000 and $275,000, respectively.

Cash Distributions

    Orion Power New York, L.P. made cash distributions to Orion Power in 2000, 2001 and 2002 of $0, $86 million and $0, respectively. No dividends or distributions had been made to Orion Power by Orion Power MidWest, L.P. or Liberty Electric Power, LLC as of December 31, 2002.

Subsequent Event

    We are a guarantor of the Reliant Resources Amended and Restated Credit and Guaranty Agreement dated as of March 28, 2003, subject to certain limitations under the Orion 12% Senior Note Indenture. These limitations limit the amount of our guaranty based on the fixed charge ratio, consolidated tangible assets, and restricted payment ceiling tests. As a subsidiary of Reliant Resources, the March 2003 credit facility also restricts our ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Our failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

      Management's Narrative Analysis of Financial Condition and Results of
                                   Operations

                                    Overview

     We own and operate electric generation facilities in New York, Ohio, Pennsylvania and West Virginia with an aggregate generating capacity of 6,721 megawatts, as of December 31, 2002. We typically sell our wholesale products to electric power retailers, which are the entities that supply power to consumers. Power retailers include independent service operators, regulated utilities, municipalities, energy supply companies, cooperatives, and retail "load" or customer aggregators. We have grown our business by strategically acquiring, developing and modernizing non-nuclear generating facilities located in critical locations in regions across the United States.

     On February 19, 2002, the outstanding shares of common stock of Orion Power were acquired by merger (the Merger) by a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. As a result of the Merger, we became a wholly owned subsidiary of Reliant Resources.

     Reliant Resources accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. The fair value adjustments related to the acquisition, which have been pushed down to Orion Power, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred income taxes. For additional information regarding the acquisition, please see note 4 to our consolidated financial statements.

     Similar to other wholesale power generators, we typically sell three types of products: energy, capacity, and ancillary services. Energy refers to the actual electricity generated by our facilities and sold to intermediaries for ultimate transmission and distribution to consumers of electricity. Capacity refers to the physical capability of a facility to produce energy. Ancillary services generally are support products used to ensure the safe and reliable operation of the electric power supply system.

                       Consolidated Results of Operations

January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002 compared to the year ended December 31, 2001.

     Revenues. Our revenues were $122 million and $1,022 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $1,190 million for the year ended December 31, 2001. The decrease of $46 million was primarily due to:

         . a $68 million decrease for power sales from our subsidiary Orion Power New York, L.P. (New York City assets) resulting primarily from a 17% decrease in power sales prices, due to the implementation of new price mitigation procedures by the New York Independent System Operator (NYISO) during 2002, as well as lower sales volumes for power due to load pocket modeling in New York City, which began in June 2002; and

         . an $18 million decrease in capacity sales revenue primarily due to lower capacity prices related to our New York City assets.

     These were partially offset by:

         . a $22 million in revenues generated from the Liberty electric generating facility which commenced commercial operations in May 2002;

         . a $15 million net increase in revenues from our hydroelectric assets was comprised of a $30 million increase primarily due to higher sales prices of approximately 11% and higher sales volumes due to favorable amendments to the contract with Niagara Mohawk in October 2001. This was partially offset by a $15 million decrease in revenue due to the amortization of contractual rights and obligations, which prior to Reliant's acquisition of us, were not valued on our balance sheet. As a result of Reliant's acquisition, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts. There was no such amortization in 2001 (see notes 4 and 5 to our consolidated financial statements); and

         . a $3 million increase in revenue generated by our Orion Power MidWest, L.P. facilities (MidWest assets) primarily due to the amortization of contractual obligations that were recognized as a result of the Merger. There was no such amortization in 2001 (see note 5 to our consolidated financial statements).

     Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, impairment of goodwill, taxes other than income taxes (principally property taxes) and depreciation and amortization expense.

     Fuel. Fuel expenses were $43 million and $335 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $420 million for the year ended December 31, 2001. The decrease of $42 million resulted from:

         . the amortization of contractual obligations recorded in 2002 related to fuel contracts for our MidWest facilities of $31 million that was recognized as a result of the Merger. There was no such amortization in 2001, (see notes 4 and 5 to our consolidated financial statements);

         . $9 million related primarily to lower fuel volumes purchased in 2002 at our MidWest assets; and

         . $2 million in lower fuel costs in 2002 at our New York City assets due to a 5% reduction in the average fuel price.

     Purchased power. Purchased power expenses were $3 million and $57 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $50 million for the year ended December 31, 2001. Purchased power increased $10 million due to:

         . $9 million due primarily to increased outages at the MidWest assets in 2002 and higher maintenance in 2002 related to the Cheswick, Niles, New Castle and Avon Lake generating facilities; and

         . $1 million related to the Liberty electric generating station commencing operations in May 2002.

     Operations and maintenance. Operations and maintenance expenses were $22 million and $155 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $129 million for the year ended December 31, 2001. The increase of $48 million was primarily due to:

         . $22 million due to higher maintenance and equipment overhauls at New Castle and Niles generating facilities and outages at the Cheswick and Avon Lake generating facilities in the MidWest during 2002;

         . $17 million in maintenance and equipment overhauls at the New York City assets in 2002;

         . $5 million due to the Liberty electric generating station commencing operations in May 2002; and

         . $4 million due to increased labor charges in 2002 associated with our New York hydroelectric assets.

     General, administrative and development. General, administrative and development expenses were $86 million and $41 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $58 million for the year ended December 31, 2001. For the period January 1, 2002 through February 19, 2002, we recognized $46 million in severance paid to former executives of Orion Power, $29 million in legal and consulting fees related to our acquisition by Reliant Resources, and $1 million in deferred compensation expense relating to full vesting and payout of Orion Power stock options. These above items were partially offset by cost savings from the closure of the Orion
Power corporate headquarters office resulting from the Merger with Reliant Resources in 2002.

     Impairment of Goodwill. During the fourth quarter of 2002, we recognized a $338 million impairment of goodwill. There were no such impairments during 2001. For further discussion, see note 5 to our consolidated financial statements.

     Taxes other than income taxes. Taxes other than income taxes were $9 million and $57 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $57 million for the year ended December 31, 2001. Lower taxes in 2001 resulted from tax credits recognized in 2001 related to New York property taxes that were not available in 2002.

     Depreciation and amortization. Depreciation and amortization expense was $26 million and $137 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $138 million for the year ended December 31, 2001. This increase of $25 million from the 2001 expense was due to increased capital costs being depreciated in 2002 coupled with the increase in the fair value of the assets resulting from the application of purchase accounting, see notes 4 and 5 to our consolidated financial statements.

     Interest income. Our interest income was $1 million and $7 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $22 million for the year ended December 31, 2001. This decrease of $14 million is primarily attributable to lower cash on hand to earn interest during 2002.

     Interest expense. Our interest expense was $25 million and $128 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to $203 million for the year ended December 31, 2001. This decrease of $50 million was due to a reduction in our effective interest rate in 2002, debt repayments of $445 million during 2002 and the amortization of the adjustments in the fair value of debt and interest rate swaps recorded in connection with the Merger for the periods presented, (see notes 6 and 7 to our consolidated financial statements).

     Income tax expense. For the periods from January 1, 2002 through February 19, 2002 and the year ended December 31, 2001, our effective tax rates were 42.5% and 35.3%, respectively. For the period from February 20, 2002 through December 31, 2002 our effective tax rate was not meaningful, as we had a $217 million pre-tax loss and $40 million in income tax expense. The primary reason is due to our goodwill impairment of $338 million, for which no tax benefit can be recognized, as the majority of our goodwill is non-deductible. The rate without the goodwill impairment would have been 33.4%. The income tax rate, excluding the impact of the goodwill impairment, was lower for the period February 20, 2002 through December 31, 2002, compared to the year ended 2001, due to the mid-year implementation of the New York Empire Zone tax credits program in 2001.

     Net income (loss). As a result of the above factors, we recorded a net loss of $52 million and $257 million for the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, respectively, as compared to net income of $101 million for the year ended December 31, 2001.

2001 Compared to 2000

     Revenues. Our revenues were $1,190 million for the year ended December 31, 2001, as compared to revenues of $958 million for the year ended December 31, 2000. The increase in revenues of $232 million was primarily attributable to:

         . a full period of the MidWest assets in our portfolio in 2001 which were acquired in April 2000; and

         . increased generation in New York City through increased capacity, availability and production;

         . partially offset by a significant outage at one of our main MidWest generating units, Avon Lake #9, in early August 2001 lasting until mid August 2001.

    Operating expenses. Our operating expenses consisted of fuel expense, purchased power, operations and maintenance expense, general, administrative and development expenses, taxes other than income taxes (principally property taxes), depreciation and amortization expense and the buyout of operations and maintenance contracts.

    Fuel. We had fuel expenses of $420 million for 2001, as compared to $326 million for 2000. The increase of $94 million was primarily attributable to a full year of the MidWest assets, which were acquired in April 2000, as well as the commencement of operations at our Ceredo generating facility in 2001.

    Purchased power. Purchased power expenses were $50 million for 2001, as compared to $112 million for 2000. Purchased power expense decreased $62 million due to the phase-out of certain contractual requirements to supplement our generating capacity, as well as bank requirements to buy a certain amount of power in connection with our obligations under the POLR contracts (see note 12 to our consolidated financial statements).

    Operations and maintenance. Our operations and maintenance expenses were $129 million for 2001, as compared to $98 million for 2000. The increase of $31 million was primarily attributable to a full year of the MidWest assets in our portfolio in 2001.

    General, administrative and development. Our general, administrative and development expenses were $58 million for 2001, as compared to $37 million for 2000. The increase of $21 million was the result of an expanded corporate infrastructure to support our growth, a full year of operations for the MidWest regional office in 2001 as well as salary increases and incentive bonuses for employees incurred in 2001.

    Taxes other than income taxes. Taxes other than income taxes were $57 million for 2001, as compared to $61 million for 2000. The decrease of $4 million was due to a reduction in property taxes for Orion NY of approximately $6 million due to the favorable settlement of property tax litigation in several municipalities in 2001. This was partially offset by increased taxes of approximately $2 million for our MidWest assets due to a full year of ownership in 2001.

    Depreciation and amortization expense. Depreciation and amortization expense was $138 million in 2001, as compared to $103 million for 2000. The increase of $35 million was primarily attributable to a full year of the MidWest assets in our portfolio during 2001. The expense for 2001 also includes partial year depreciation for many capital projects completed during the year at several of our plants.

    Buyout of operations and maintenance contracts. Our charge for the buyout of operations and maintenance contracts was the result of the acquisition of the subsidiaries of Constellation Operating Services in April 2000. We incurred a one-time loss of $19 million, principally a non-cash item. There was no such loss for 2001 (see note 4 to our consolidated financial statements).

    Interest income. Our interest income was $22 million for 2001, as compared to $15 million for 2000. This increase of $7 million was primarily due to higher cash on hand to earn interest during 2001.

    Interest expense. Our interest expense was $203 million for 2001, as compared to $169 million for 2000. The increase of $34 million was primarily attributable to a full year of interest related to the debt entered into in April 2000 to acquire the MidWest assets. The year ended December 31, 2001, also included a full year of interest for the $400 million senior notes issued by Orion Power in April and May 2000. Additional net debt was added during 2001 through borrowings under various revolvers and construction loans totaling approximately $248 million and $200 million of convertible senior notes were sold in 2001, which were partially offset by approximately $332 million in debt repayments.

    Income tax expense. Our income tax expense was $55 million for 2001, as compared to $20 million for 2000. The increase of $35 million was due in part to higher taxable income for the equivalent periods. This was partially offset by a decrease in our effective tax rate to 35.3% from 41.5% for 2001 and 2000, respectively, due to the New York Empire Zone tax credits program implemented during 2001, which reduced our taxable income in New York for 2001.

    Net income (loss). As a result of the above factors, we recorded net income of $101 million and $29 million for the years ended December 31, 2001 and 2000, respectively.

                           Related-Party Transactions

     In the normal course of operations, we have entered into transactions and agreements with related parties, including Reliant Resources. For a discussion of related party transactions, see note 3 to our consolidated financial statements.

                         Liquidity and Capital Resources

     The following table summarizes the net cash provided by (used in) operating, investing and financing activities for 2000 and 2001 and the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002:

                                                                     Former Orion                    Current Orion
                                                     ----------------------------------------------  ---------------
                                                          Year            Year        January 1,      February 20,
                                                         Ended           Ended       2002 through     2002 through
                                                      December 31,    December 31,   February 19,     December 31,
                                                          2000            2001           2002             2002
                                                     --------------- -------------- ---------------  ---------------
                                                                      (in millions)                  (in millions)
  Cash provided by (used in):
     Operating activities .........................    $      (3)      $     171       $     13         $    154
     Investing activities .........................       (2,113)           (502)           (50)             (72)
     Financing activities .........................        2,173             379            (54)            (168)

January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002 compared to the year ended December 31, 2001.

Cash Provided by Operating Activities.

     Net cash provided by operating activities for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, provided $13 million and $154 million of cash, respectively as compared to $171 million for 2001. The reduction in cash provided by operating activities of $4 million was primarily due to:

          . compensation, legal and consulting expenses of $76 million incurred during 2002 related to the Merger; and

          . cash outflows primarily attributable to increased outages and maintenance expenses at the New York City assets and the MidWest generating facilities.

     These were partially offset by:

          . higher income taxes paid in 2001 as compared to 2002 of $56 million (see note 2(h) to our consolidated financial statements); and

          . higher interest payments in 2001 as compared to 2002 of $17 million due to a lower average debt balance for 2002.

Cash Used in Investing Activities.

     Investing activities for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002 used $50 million and $72 million of cash, respectively, as compared to cash used of $502 million for 2001. The $380 million decrease resulted from a reduction in capital spending primarily due to the completion of the Liberty electric generating station and the cancellation of major development projects during 2002.

Cash Provided by (Used in) Financing Activities.

     Financing activities for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through December 31, 2002, used $54 million and $168 million of cash, respectively, as compared to cash provided of $379 million for 2001. The $601 million change resulted primarily from;

          . net payments on debt of $445 million in 2002 compared to net proceeds from debt of $116 million in 2001;

          . proceeds from the issuance of stock and contributions from owners of $25 million from 2001 to 2002; and

          . a $15 million increase in cash outflows from deferred financing fees paid in 2002 compared to 2001.

     As of December 31, 2002, cash and cash equivalents were $7 million and we had a working capital deficit of $70 million. Included in our working capital deficit is the working capital deficit at Liberty Electric PA, LLC of $239 million, which includes debt of $265 million that is non-recourse to Orion Power. See notes 7 and 12 to our consolidated financial statements for further discussion regarding Liberty. It also includes restricted cash of $200 million that can only be used pursuant to our credit facilities and to fund the business activities of the subsidiaries that hold our assets located in New York City and Central New York, our hydroelectric facilities in upstate New York, the Liberty electric generating station and our assets located in the MidWest. For additional discussion on the credit facilities, see note 7 to our consolidated financial statements.

     Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. Credit agreements entered into by Orion MidWest and Orion NY contain requirements that are likely to restrict these entities from making dividends, loans or advances to Orion Power for future interest payments on the senior notes. If at the time such payments are due, dividends, loans or advances are restricted under the Orion New York and Orion MidWest Credit Agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's 12% senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do.

2001 Compared to 2000

Cash Provided by (Used in) Operating Activities.

     Cash provided by operating activities for 2001 was $171 million as compared to cash used in operating activities of $3 million in 2000. The $174 million change was due primarily to:

          . a full year's contribution from the operation of the MidWest assets in 2001, which were acquired in April 2000; and

          . $116 million of lower cash outflows to restricted cash accounts in 2001 as compared to 2000.

     These changes were partially offset by:

          . an increase of $45 million in interest payments in 2001 compared to 2000; and

          . an increase in payments of income taxes of $31 million in 2001 compared 2000.

Cash Used in Investing Activities.

     Investing activities for 2001 used $502 million of cash as compared to $2.1 billion of cash used in 2000. The $1.6 billion decrease from 2000 to 2001 was primarily due to the purchase of the MidWest facilities for $2.0 billion in April of 2000. The decrease was partially offset by increased capital expenditures of $338 million in 2001.

Cash Provided by Financing Activities.

     Cash provided by financing activities for 2001, was $379 million compared to $2.2 billion for 2000. The decrease of $1.8 billion was primarily due to:

          . lower borrowings in 2001 compared to 2000 of $1.4 billion, primarily for the purchase of the Orion MidWest assets, in 2000; and

          . lower proceeds from the issuance of stock of $484 million in 2000 compared to 2001.

     As of December 31, 2001, cash and cash equivalents were $184 million and we had a working capital deficit of $986 million. Included in working capital deficit, we had restricted cash of $337 million that can only be used pursuant to our credit facilities to fund the business activities of the subsidiaries that hold our hydroelectric assets, our assets located in New York City and Central New York, our MidWest assets and the assets in development that we acquired in connection with our purchase of Columbia Electric Corporation.

Future Sources and Uses of Cash Flows

     For 2003, our principal sources of liquidity will be cash from operations, fundings from our existing revolving working capital facilities and, if needed, contributions from Reliant Resources. The major risks to our liquidity sources for 2003 are declines in cash from operations and significant increases in interest rates. Currently, we are satisfying our capital requirements and other commitments primarily with cash from operations, cash on hand and borrowings available under our credit facilities.

Credit Facilities

     During October 2002, we refinanced the Orion MidWest credit facility that matured in October 2002 and the Orion NY credit facility that was to mature in December 2002. As part of this transaction, the Orion Power revolving credit facility, which was to mature in December 2002 was terminated and the Orion MidWest and Orion NY credit facilities were extended until October 2005. See note 7 to our consolidated financial statements for a detailed discussion of our debt and credit facilities.

     The following table summarizes our credit capacity and liquidity position under our committed credit facilities at December 31, 2002:

                                                                                         Commitments
                                                Total                                    Expiring By
                                              Committed    Drawn    Letters of   Unused   December 31
                                                Credit     Amount     Credit     Amount      2003       Expiration Date
                                              ---------- ---------- ---------- --------- -----------  -----------------
                                                                              (in millions)
  Orion MidWest and Orion NY credit                                                                     March 2003 -
     facilities .............................   $1,320     $1,320      $  -       $ -        $109       October 2005
  MidWest revolving working capital
     facility ...............................       75         51        14        10           -       October 2005
  New York revolving working capital
     facility ...............................       30          -         -        30           -       October 2005
                                                                                                        January 2003 -
  Liberty Credit Agreement (1) ..............      290        268        17         5           8         April 2026
                                                -------    -------     ----       ---        ----
Total .......................................   $1,715     $1,639      $ 31       $45        $117
                                                =======    =======     ====       ===        ====

---------------
(1) Due to our current situation with Liberty (see note 12 to our consolidated financial statements), if the holders of our fixed-rate Liberty debt of $165 million were to have tried to sell such debt instrument to a third-party, the price which could have been realized could be substantially less than the face value of the debt instrument and substantially less than our carrying value as of December 31, 2002.

Capital Requirements and Contingencies

     Including the outstanding debt noted above, we have the following contractual obligations for the next five years:

                                                       2003     2004     2005     2006     2007     Total
                                                      ------   ------   ------   ------   ------   ------
                                                                         (in millions)
    Long-term debt (1) .............................  $  168   $  134   $1,095   $   10   $   10   $1,417
    Capital and operating lease obligations ........       2        2        1        1        5       11
    Fuel and transportation commitments ............     116       79       74       21       11      301
    Environmental liabilities ......................       2        3        3        1       13       22
                                                      ------   ------   ------   ------   ------   ------
Total ..............................................  $  288   $  218   $1,173   $   33   $   39   $1,751
                                                      ======   ======   ======   ======   ======   ======

---------------
(1) Amounts included in this table related to the Liberty Credit Agreement are based on the contractual maturity terms. All amounts outstanding under this credit agreement have been classified as current at December 31, 2002. See note 7 to our consolidated financial statements for further discussion.

     Long-term debt includes the 12% senior notes held by Orion Power as well as the three credit facilities held by the operating subsidiaries, Orion NY, Orion MidWest and Liberty. The capital and operating leases relate to various offices and other equipment. These obligations, excluding Liberty, will be funded through cash provided by operations and revolving working capital facilities, as necessary. The environmental liabilities were assumed through the acquisition of the New York and MidWest assets. These obligations are the projected remediation costs to satisfy our environmental obligations and will be funded through cash provided by operations.

     Liberty Electric Generating Station Contingency. Liberty Electric Power, LLC (LEP), an indirect wholly owned subsidiary of Orion Power, currently receives a fixed monthly payment from PG&E Energy Trading-Power, L.P. (PGET) under the tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support.

     No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, including reorganization under the bankruptcy laws. We would not be in default under our other debt

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

agreements if any of these events occur at Liberty. As of December 31, 2002, the combined net book value of LEP and Liberty was $425 million, excluding the non-recourse debt obligations of $268 million.

Credit Ratings.

     During 2002 and 2003, Moody's and Standard & Poor's downgraded our credit rating. Credit ratings impact our ability to obtain short-term and long-term financing, the cost of such financing and the execution of its commercial strategies. Our credit ratings for our senior unsecured notes are as follows:

Date Assigned         Rating Agency           Rating
-------------         -------------           ------

November 27, 2002     Moody's (1)             B3, review for potential downgrade
April 2, 2003         Standard & Poor's (2)   CCC+, CreditWatch developing

------------
(1) On November 27, 2002, Moody's downgraded our senior unsecured rating to B3 from Ba3.
(2) On April 2, 2003, Standard & Poor's increased our senior unsecured rating to CCC+ from CC and our corporate credit rating was also upgraded from CCC to B (previously, on March 27, 2003, Standard & Poor's downgraded our senior unsecured rating to CC from CCC and our corporate credit rating was also downgraded from B- to CCC).

     We have been adversely impacted by our previous downgrade to sub-investment grade in connection with certain commercial agreements and certain bank facilities. In most cases, the consequences of rating downgrades are limited to the requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support.

     As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements have been triggered pursuant to the Power Purchase Agreement between Erie Boulevard Hydropower, L.P. and Niagara Mohawk. The collateral requirements call for approximately $20 million to be posted, based on contractual provisions relating to creditworthiness and market exposure. The $20 million was posted as a combination of cash and letters of credit. In the event that Orion Power's credit rating improves or Niagara Mohawk's exposure is reduced below zero, per the agreement, we may be entitled to a return of the collateral on deposit.

     Our credit rating downgrade has also triggered a provision in a power contract between Orion MidWest and one of its customers, which will require us to provide collateral of approximately $17 million. We are still in negotiations regarding the details of this posting.

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

       Changes in Accounting Principles and New Accounting Pronouncements

     For discussion regarding changes in accounting principles and new accounting pronouncements that impact us, see note 2(q) to our consolidated financial statements.

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